Exhibit 99.3

PRO FORMA VALUATION REPORT

CAPE BANCORP, INC.

PROPOSED HOLDING COMPANY FOR

CAPE SAVINGS BANK

Cape May Court House, New Jersey

Dated as Of:

August 31, 2007

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 31, 2007

Board of Directors

Cape Savings Bank

Cape Bancorp, Inc.

225 North Main Street

Cape May Court House, NJ 08210

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Cape Bancorp, Inc., Cape May Court House, New Jersey (“Cape Bancorp” or the “Company”) in connection with the mutual-to-stock conversion of Cape Savings Bank (“Cape Savings” or the “Bank”). It is our understanding that Cape Bancorp will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Plans including Cape Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Voting Depositors, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering of registered broker-dealers.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”). Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance in the absence of separate written valuation guidelines.

Plan of Conversion

On July 26, 2007, the Board of Directors of Cape Savings unanimously adopted the plan of conversion from mutual to stock form of organization. Under the plan of conversion, Cape Savings will convert from mutual to stock form of organization and become a wholly owned subsidiary of Cape Bancorp, a newly formed Maryland corporation.

Washington Headquarters

Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

August 31, 2007

The conversion to stock holding company structure also includes the offering by Cape Bancorp of its common stock to qualifying depositors of Cape Savings in a subscription offering and, if necessary, to members of the general public and the shareholders of Boardwalk Bancorp, Inc. (“Boardwalk Bancorp”) in a direct community offering and/or a syndicate of registered broker-dealers.

The plan of conversion provides for the establishment of The Cape Bank Charitable Foundation (the “Foundation”). The Foundation will be funded with up to $1,216,700 in cash and $8,516,900 in Cape Bancorp common stock. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Cape Savings operates and to enable those communities to share in Cape Savings’ long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

In connection with the conversion, Cape Bancorp will acquire Boardwalk Bancorp, and its wholly-owned subsidiary, Boardwalk Bank, both of which are headquartered in Linwood, New Jersey. On July 26, 2007 Cape Bancorp entered into a definitive agreement to acquire Boardwalk Bancorp. Pursuant to the definitive agreement, shareholders of Boardwalk Bancorp will be entitled to receive either $23.00 in cash or 2.3 shares of Cape Bancorp common stock (based on a $10.00 per share initial public offering price), or a combination thereof, in exchange for each share of Boardwalk Bancorp common stock. The exchange of Boardwalk Bancorp common stock will be subject to proration procedures set forth in the merger agreement, such that 50% of the consideration will be funded with Cape Bancorp common stock and 50% will be funded with cash. As of June 30, 2007, Boardwalk Bancorp had 4,295,151 shares of common stock issued and outstanding.

Pursuant to the merger agreement, Boardwalk Bancorp stock options outstanding shall be canceled in exchange for a cash payment in an amount equal to the product of (i) the number of shares of Boardwalk Bancorp common stock subject to such option, and (ii) the amount by which the $23.00 per share cash consideration exceeds the exercise price per share of such option, net of any cash which must be held under federal and state income and employment tax requirements. The total merger consideration is valued at approximately $100.1 million.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, Cape Savings, Boardwalk Bancorp and the other parties engaged by the Bank or the Company to assist in the stock conversion process. RP Financial has not provided merger advisory services to the Company, the Bank, Boardwalk Bancorp and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Boards of Directors

August 31, 2007

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Cape Bancorp and Cape Savings, including the prospectus as filed with the OTS, the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Cape Savings that has included a review of audited financial information for the past five years through the year ended December 31, 2006 and a review of various unaudited information and internal financial reports through June 30, 2007. We have also conducted due diligence related discussions with Cape Savings’ management; Crowe Chizek and Company LLC, Cape Bancorp’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Cape Bancorp’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, Cape Bancorp’s marketing advisor in connection with the stock offering. We have also analyzed the pro forma financial impact of Cape Bancorp’s pending acquisition of Boardwalk Bancorp, based on financial data set forth in the Company’s prospectus, a review of Boardwalk Bancorp’s audited financial information for the past five years through the fiscal year ended December 31, 2006, a review of various unaudited information and internal financial reports through June 30, 2007, and due diligence related discussions with Boardwalk Bancorp’s management. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Cape Savings operates and have assessed Cape Savings’ relative strengths and weaknesses. We have monitored the material federal regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Cape Bancorp and the industry as a whole to the extent we are aware of such matters. We have analyzed the potential effects of the stock conversion and the Boardwalk Bancorp acquisition on Cape Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the overall conditions in Cape Bancorp’s and Boardwalk Bancorp’s market areas as set forth in demographic, economic and competitive information prepared by third party private and governmental sources. We have compared Cape Bancorp’s financial performance and condition, incorporating the Boardwalk Bancorp acquisition and the conversion and reorganization, with selected publicly-traded thrifts with similar characteristics as Cape Bancorp on a pro forma basis, as well as all publicly-traded thrifts. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial conversion offerings by thrifts.

Boards of Directors

August 31, 2007

The Appraisal is based on Cape Bancorp’s representation that the information contained in the regulatory applications and prospectus, and additional information furnished to us by Cape Bancorp, Cape Savings, Boardwalk Bancorp and their respective independent auditors, legal counsels, investment bankers and other authorized agents, are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Cape Bancorp, Cape Savings and Boardwalk Bancorp, or their respective independent auditors, legal counsels, investment bankers and other authorized agents, nor did we independently value the assets or liabilities of Cape Bancorp, Cape Savings and Boardwalk Bancorp. Our valuation was also predicated on Cape Bancorp completing the acquisition of Boardwalk Bancorp in a manner consistent with the merger agreement and the pro forma financial information set forth in the prospectus. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Cape Bancorp, Boardwalk Bancorp and for all savings and banking institutions. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or Cape Bancorp’s value alone. It is our understanding that Cape Bancorp intends to remain an independent institution and there are no current plans for selling control of Cape Bancorp as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Cape Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 31, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion – including the 4,939,424 merger shares issued to Boardwalk Bancorp’s shareholders as part of the $100.1 million cash and stock acquisition of Boardwalk Bancorp and the 644,000 shares of common stock contributed to the Foundation – was $147,834,240 at the midpoint, equal to 14,783,424 shares at a per share value of $10.00.

Boards of Directors

August 31, 2007

Based on the foregoing valuation, the corresponding range of shares and market values based on a $10.00 per share price are as follows:

	Offering Shares	Merger Shares	Foundation Shares	Total Shares
Shares
Supermaximum	12,167,000	4,939,424	851,690	17,958,114	(1)
Maximum	10,580,000	4,939,424	740,600	16,260,024
Midpoint	9,200,000	4,939,424	644,000	14,783,424
Minimum	7,820,000	4,939,424	547,400	13,306,824

Market Value
Supermaximum	$121,670,000	$49,394,240	$8,516,900	$179,581,140	(1)
Maximum	$105,800,000	$49,394,240	$7,406,000	$162,600,240
Midpoint	$92,000,000	$49,394,240	$6,440,000	$147,834,240
Minimum	$78,200,000	$49,394,240	$5,474,000	$133,068,240

(1)	Under certain circumstances, if the outstanding options to purchase shares of Boardwalk Bancorp are executed prior to closing, pursuant to the merger agreement, up to 5,423,094 shares could be issued in the merger. Combined with the offering shares and foundation shares at the supermaximum, the total shares resulting from the transaction could be increased to 18,441,784 shares and the pro forma market value would be $184,417,840. This increased number of shares and market value is not inconsistent with the valuation conclusion.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Company’s common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Cape Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Cape Bancorp, Cape Savings and Boardwalk Bancorp as of June 30, 2007, the date of the financial data included in the prospectus.

Boards of Directors

August 31, 2007

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Cape Bancorp, Cape Savings and Boardwalk Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the common stock, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in he update at the date of the release of the update. The valuation will also be updated at the completion of Cape Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
CEO and Managing Director

James J. Oren
Senior Vice President

RP Financial, LC.

TABLE OF CONTENTS

CAPE BANCORP, INC.

Cape May Court House, New Jersey

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Conversion		1.1
Acquisition of Boardwalk Bancorp, Inc.		1.1
Strategic Overview		1.3
Reasons for the Acquisition of Boardwalk Bancorp		1.4
Reasons for Conversion and Use of Proceeds		1.5
Balance Sheet Trends		1.6
Boardwalk Bancorp Balance Sheet Trends		1.9
Pro Forma Balance Sheet Impact of Boardwalk Bancorp Acquisition		1.11
Income and Expense Trends		1.12
Boardwalk Bancorp Income and Expense Trends		1.15
Pro Forma Earnings Impact of Boardwalk Bancorp Acquisition		1.16
Interest Rate Risk Management		1.16
Lending Activities and Strategy		1.17
Asset Quality		1.21
Funding Composition and Strategy		1.22
Subsidiaries		1.24
Legal Proceedings		1.24

CHAPTER TWO	MARKET AREA

Introduction	2.1
National Economic Factors	2.2
Interest Rate Environment	2.4
Market Area Demographics	2.4
Summary of Local Economy and Workforce	2.7
Unemployment Trends	2.8
Market Area Deposit Characteristics	2.9
Competition	2.11

RP Financial, LC.

TABLE OF CONTENTS

CAPE BANCORP, INC.

Cape May Court House, New Jersey

DESCRIPTION		PAGE NUMBER

CHAPTER THREE	PEER GROUP ANALYSIS

Introduction		3.1
Peer Group Selection		3.1
Financial Condition		3.5
Income and Expense Components		3.8
Loan Composition		3.11
Credit Rate Risk		3.13
Interest Rate Risk		3.13
Summary		3.16

CHAPTER FOUR	VALUATION ANALYSIS

Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.1
Valuation Analysis	4.2
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.4
3. Asset Growth	4.6
4. Primary Market Area	4.7
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.9
A. The Public Market	4.10
B. The New Issue Market	4.15
C. The Acquisition Market	4.16
8. Management	4.19
9. Effect of Government Regulation and Regulatory Reform	4.20
Summary of Adjustments	4.20
Valuation Approaches	4.21
1. Price-to-Earnings (“P/E”)	4.22
2. Price-to-Book (“P/B”)	4.23
3. Price-to-Assets (“P/A”)	4.25
Comparison to Recent Conversions	4.25
Valuation Conclusion	4.26

RP Financial, LC.

LIST OF TABLES

CAPE BANCORP, INC.

Cape May Court House, New Jersey

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.7
1.2	Historical Income Statements	1.13

2.1	Summary Demographic Data	2.6
2.2	Primary Market Area Employment Sectors	2.7
2.3	Major Employers in Cap May and Atlantic Counties	2.8
2.4	Unemployment Trends	2.9
2.5	Deposit Summary	2.10
2.6	Market Area Counties Deposit Competitors	2.12

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.6
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.9
3.4	Comparative Loan Composition and Credit Risk Measures	3.12
3.5	Credit Risk Measures and Related Information	3.14
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.15

4.1	Market Area Unemployment Rates	4.8
4.2	Pricing Characteristics and After-Market Trends of Recent Conversions Completed	4.17
4.3	Market Pricing Comparatives	4.18
4.4	Valuation Adjustments	4.20
4.5	Core Earnings Estimate	4.23
4.6	Public Market Pricing	4.24

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Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Cape Savings is a New Jersey-chartered mutual savings bank organized in 1923, operating from a network of 13 office locations in southeastern New Jersey. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2007, the Bank had total assets of $615.2 million, total deposits of $472.3 million and total equity of $71.1 million, equal to 11.55% of total assets. A map of Cape Savings’ office locations is presented in Exhibit I-1.

Plan of Conversion

On July 26, 2007, the Board of Directors of Cape Savings unanimously adopted a plan of conversion. Under the plan of conversion, Cape Savings will convert from mutual to stock form, and become the wholly-owned subsidiary of Cape Bancorp, a newly formed Maryland savings and loan holding company. For purposes of this document, references to Cape Bancorp will include either Cape Savings or Cape Bancorp. In connection with the conversion (and stock offering), a charitable foundation will be established, known as The CapeBank Charitable Foundation. The Foundation will be funded with cash and stock contributions equal to 1% and 7% of the shares sold in the offering, respectively. The purpose of the Foundation is to continue Cape Savings’ long-standing commitment to the local communities served. In this regard, the Foundation will make grants and donations to non-profit and community groups and projects in the Bank’s market area. Through stock ownership, the Foundation can participate in the long-term growth of the Company through dividends and potential price appreciation.

Acquisition of Boardwalk Bancorp, Inc.

On July 26, 2007 Cape Bancorp entered into a definitive agreement to acquire Boardwalk Bancorp, headquartered in Linwood, New Jersey. Boardwalk Bancorp is the holding company of Boardwalk Bank, which is also based in Linwood, New Jersey. Pursuant to the definitive agreement, shareholders of Boardwalk Bancorp will be entitled to receive either $23.00 in cash

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Page 1.2

or 2.3 shares of Cape Bancorp common stock (based on a $10.00 per share initial public offering price), or a combination thereof, subject to proration procedures set forth in the merger agreement such that 50% of the consideration will be funded with Cape Bancorp common stock and 50% will be funded with cash. Based on Boardwalk Bancorp’s consolidated balance sheet at June 30, 2007 and estimated purchase accounting adjustments, total intangible assets resulting from the acquisition have been estimated to equal $56.2 million.

Pursuant to the merger agreement, Boardwalk Bancorp stock options outstanding shall be canceled in exchange for a cash payment in an amount equal to the product of (i) the number of shares of Boardwalk Bancorp common stock subject to such option, and (ii) the amount by which the $23.00 per share cash consideration exceeds the exercise price per share of such option, net of any cash which must be held under federal and state income and employment tax requirements. The total merger consideration is valued at approximately $100.1 million.

Boardwalk Bancorp, Inc.

Boardwalk Bancorp owns 100% of the issued and outstanding common stock of Boardwalk Bank, which is the wholly-owned subsidiary and primary asset of Boardwalk Bancorp. Boardwalk Bancorp is a publicly-traded company whose stock is quoted on the NASDAQ exchange under the ticker symbol “BORD”. To date, Boardwalk Bancorp has not engaged in any material operations other than to hold all of the issued and outstanding stock of Boardwalk Bank, the investment of funds held at the holding company level, and the payment of cash dividends to shareholders. As of June 30, 2007, Boardwalk Bancorp reported consolidated assets of $454.0 million, net loans receivable of $296.9 million, deposits of $318.9 million, borrowings of $83.6 million and stockholders’ equity of $50.4 million, equal to 11.1% of total assets. Boardwalk Bancorp reported earnings for the twelve months ended June 30, 2007 of $1.6 million or approximately 0.35% of average assets. Pursuant to the merger agreement, Boardwalk Bancorp will be merged into Cape Bancorp and Cape Bancorp will be the surviving corporation.

Boardwalk Bank

Boardwalk Bank serves Atlantic, Cape May and Cumberland Counties in southeastern New Jersey through a network of seven office locations. Boardwalk Bank is subject to

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Page 1.3

regulation, examination and supervision by the New Jersey Department of Banking and Insurance and the FDIC. Operating since inception as a community-based commercial bank, Boardwalk Bank has focused its lending operations on commercial real estate (non-residential) loans and construction loans. Pursuant to the merger agreement, Boardwalk Bank will be merged into Cape Savings. It is expected that the merged bank will operate under the name of “Cape Bank”.

Strategic Overview

Cape Bancorp is a community-oriented financial institution, which emphasizes the offering of traditional financial services to individuals and businesses within the markets served by the branch offices and nearby surrounding markets. Cape Savings’ range of products include commercial real estate loans, commercial business loans, residential first mortgage loans, residential and commercial construction loans, home equity loans and other consumer loans, along with personal and business checking and other insured savings deposits.

The Bank’s market niche is serving as a community-oriented financial institution that meets the financial services needs of residents and businesses in the market area served. Commercial real estate loans will be emphasized as the primary sources of future loan growth. Deposit growth and additional borrowings are expected to fund most of the projected asset growth, in which growth of lower costing transaction accounts will be emphasized.

Through the acquisition of Boardwalk Bancorp, Cape Savings will expand its market presence in the southeastern New Jersey area, in particular in Atlantic and Cumberland Counties. The acquisition will result in a larger, more diversified community bank and a larger customer base to cross-sell products and services, as well as opportunities to develop new banking relationships that can be realized from maintaining a larger geographic market presence. Areas of strategic emphasis for the Bank following the conversion are expected to consist of: (1) to increase the number of households served by the core business lines through active cross-selling initiatives and effective marketing promotions; (2) expand commercial real estate and commercial business products and services in all markets that will be served by the combined entity; and (3) emphasize growth of fee-based products with particular emphasis on the sale of non-deposit products and expanding the products and services offered by Cape Bank. A map of the Company’s branch network following the acquisition of Boardwalk Bancorp is set forth in Exhibit I-1.

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Page 1.4

Reasons for the Acquisition of Boardwalk Bancorp

The acquisition of Boardwalk Bancorp is expected to be beneficial to Cape Bancorp’s operations in a number of ways. Most notably, the acquisition will serve to expand and strengthen the Company’s market presence in the southeastern New Jersey area. Other reasons for the merger are set forth below.

•	The expanded branch network will enhance customer convenience, thereby increasing opportunities for growth at all of the Bank’s branches.

•	The combined entity will have a larger customer base for purposes of cross-selling product and services.

•	The branch office network of Boardwalk Bancorp expected to result in a greater access to commercial customers in Atlantic and Cumberland Counties, NJ.

•	The larger asset size, geographic presence and market capitalization that will result from the acquisition will better position the Company to pursue other strategic acquisitions.

•	Certain operating synergies and cost reductions, net of certain consolidation costs, are anticipated as a result of the merger, including:

•	Reduction in personnel expenses through consolidation of certain management and administrative positions;

•	Reduction of certain professional services, such as legal, audit and tax and consulting;

•	Spreading securities, shareholder reporting and regulatory reporting and examination expenses over a larger base; and,

•	The potential for consolidation of one or more branch offices.

Immediately following the conversion transaction and acquisition of Boardwalk Bancorp, the composition of the Company’s board of directors and executive management team will change. Three members of Boardwalk Bancorp’s board of directors will be appointed to the boards of directors of Cape Bancorp and Cape Savings. With regard to executive management, Boardwalk Bancorp’s current chief lending officer will become the chief lending officer of the combined institution. In addition, the current CEO/President of Boardwalk Bancorp will become

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Page 1.5

the Chief Operating Officer of the combined institution. It is anticipated that most of the other members of the Company’s and the Bank’s executive and senior management will continue in their current roles following the acquisition.

Reasons for Conversion and Use of Proceeds

A key component of the Company’s business plan is to complete a conversion offering. The conversion will support growth of market share and competitive position, most notably through the acquisition of Boardwalk Bancorp. A portion of the conversion proceeds will be utilized to fund the cash consideration to be paid for the acquisition. Additionally, the conversion and increased capital resources that will result from the sale and issuance of common stock will support: (1) expansion of lending and deposit gathering activities with broader distribution outlets; (2) expansion and diversification of operations through the potential for acquisitions of other financial institutions or de novo branching as opportunities arise; (3) enhancement of existing products and services and development of new products and services; (4) improvement of competitive position in the marketplace; and (5) enhancement of earnings through higher earnings and more flexible capital management strategies. The projected use of proceeds at the proposed midpoint of the valuation range is highlighted below.

•

The Company. The Company is expected to retain: (1) $6.6 million of cash proceeds; (2) sufficient funds to fund the ESOP loan, equal to 8% of the total market value of shares issued in the reorganization and merger, including the shares contributed to the Foundation; (2) sufficient funds to fund the cash portion of the Foundation; and (4) sufficient cash proceeds to be used to fund the cash portion of the consideration to be paid for the acquisition of Boardwalk Bancorp. The approximate cash cost to be paid for the acquisition is $57.6 million, which includes $6.9 million of merger related transaction expenses and one time restructuring charges.

•

The Bank. The remaining net cash proceeds of the offering will be infused into the Bank, which will initially become part of general funds, the substantial portion of which will be deployed into loans and investments. The Bank will make the required cash contribution to the Foundation, in an amount equal to $920,000 assuming the offering closes at the midpoint of the range. Under the terms of the merger agreement, Boardwalk Bank will be merged into Cape Savings.

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Page 1.6

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five years and at June 30, 2007, as well as Boardwalk Bancorp’s balance sheet and the Bank’s combined pro forma balance sheet at June 30, 2007. The Bank’s audited financial statements are included by reference as Exhibit I-2. The pro forma combined balance sheet gives effect to the acquisition of Boardwalk Bancorp, including merger accounting entries before incorporating the capital to be raised in the stock offering. Merger adjustments are consistent with the prospectus disclosure based on financial information and shares outstanding as of June 30, 2007. The following paragraphs describe the historical balance sheet trends for Cape Savings on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of Boardwalk Bancorp will be discussed at the end of this section.

From year end 2002 through June 30, 2007, Cape Savings’ assets increased at an annual rate of 6.7%. General trends in the Bank’s interest-earning asset composition reflect that the loans receivable balance has trended higher as a percent of assets. Overall, loans receivable increased from 70.0% of assets at year end 2002 to 73.1% of assets at June 30, 2007. Asset growth has been primarily funded by deposit growth, although borrowings increased at a faster rate than deposits over the four and one-half year period covered in Table 1.1. Accordingly, deposits decreased from 81.5% of assets at year end 2002 to 76.8% of assets at June 30, 2007, while over the same time period borrowings increased from 6.6% of assets to 10.6% of assets. A summary of Cape Savings’ key operating ratios for the past five and one-half years is presented in Exhibit I-3.

Trends in the Bank’s loan portfolio composition reflect that commercial mortgage loans account for the largest segment of loans outstanding, and that the relative concentration of this loan type has increased in recent years while the concentration of residential mortgage loans comprising total loans has declined. At year end 2002 1-4 family residential first mortgage loans comprised 50.9% of total loans, versus 38.8% of total loans at June 30, 2007. Comparatively, over the same time period, commercial mortgage loans increased from 34.1% of total loans to 43.5% of total loans. Representing a second area of lending emphasis, construction loans increased from 3.4% of total loans to 7.4% of total loans over the same time period. The construction loan portfolio includes a balance of commercial construction loans, an area of

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Page 1.7

Table 1.1

Cape Savings Bank

Historical Balance Sheets

	As of December 31,										As of June 30, 2007		Boardwalk Bancorp, Inc. As of June 30, 2007		Cape Savings Bank +Boardwalk Bancorp As of 6/30/07		Pro Forma Combined Including Merger Entries Cape Savings Bank As of 6/30/07		Cape SB 12/31/02- 6/30/07 Annualized Growth Rate
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$460,517	100.00%	$495,640	100.00%	$532,584	100.00%	$574,524	100.00%	$609,764	100.00%	$615,186	100.00%	$454,045	100.00%	$1,069,231	100.00%	$1,065,656	100.00%	6.65%
Loans Receivable (net)	322,323	69.99%	343,420	69.29%	362,824	68.13%	410,032	71.37%	447,144	73.33%	449,702	73.10%	296,910	65.39%	746,612	69.83%	743,092	69.73%	7.68%
Mortgage-Backed Securities	21,729	4.72%	35,787	7.22%	44,617	8.38%	34,099	5.94%	53,016	8.69%	54,425	8.85%	10,019	2.21%	64,444	6.03%	64,444	6.05%	22.63%
Cash and Equivalents	22,928	4.98%	19,732	3.98%	19,676	3.69%	30,163	5.25%	21,092	3.46%	23,731	3.86%	18,767	4.13%	42,498	3.97%	42,498	3.99%	0.77%
Investment Securities	63,727	13.84%	66,008	13.32%	72,340	13.58%	65,974	11.48%	53,466	8.77%	49,697	8.08%	96,356	21.22%	146,053	13.66%	88,433	8.30%	-5.38%
Fixed Assets	13,571	2.95%	13,530	2.73%	14,128	2.65%	14,079	2.45%	13,650	2.24%	15,753	2.56%	15,967	3.52%	31,720	2.97%	33,880	3.18%	3.37%
Bank-Owned Life Insurance	12,219	2.65%	12,802	2.58%	13,216	2.48%	13,998	2.44%	14,503	2.38%	15,120	2.46%	9,793	2.16%	24,913	2.33%	24,913	2.34%	4.85%
Goodwill/Other Intangibles	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	56,169	5.27%	NM
Other Assets	4,019	0.87%	4,362	0.88%	5,782	1.09%	6,179	1.08%	6,892	1.13%	6,758	1.10%	6,233	1.37%	12,991	1.21%	12,227	1.15%	12.24%

Deposits	375,175	81.47%	388,033	78.29%	420,218	78.90%	432,385	75.26%	435,829	71.48%	472,331	76.78%	318,927	70.24%	791,258	74.00%	791,722	74.29%	5.25%
FHLB Advances/Note Payable	30,373	6.60%	47,944	9.67%	48,497	9.11%	73,530	12.80%	99,000	16.24%	65,000	10.57%	83,580	18.41%	148,580	13.90%	145,548	13.66%	18.42%
Other Liabilities	3,308	0.72%	4,064	0.82%	4,444	0.83%	5,129	0.89%	5,992	0.98%	6,796	1.10%	1,137	0.25%	7,933	0.74%	7,933	0.74%	17.35%
Equity	51,660	11.22%	55,600	11.22%	59,425	11.16%	63,481	11.05%	68,943	11.31%	71,059	11.55%	50,401	11.10%	121,460	11.36%	120,453	11.30%	7.34%
Tangible Equity	51,660	11.22%	55,600	11.22%	59,425	11.16%	63,481	11.05%	68,943	11.31%	71,059	11.55%	50,401	11.10%	121,460	11.36%	64,284	6.03%	7.34%

AFS Adjustment	531	0.12%	182	0.04%	(257)	-0.05%	(625)	-0.11%	(164)	-0.03%	(101)	-0.02%	(1,076)	-0.24%	(1,177)	-0.11%	(101)	-0.01%	—

Offices Open	13		13		13		13		13		13		7		20		20		—

(1)	Ratios are as a percent of ending assets.
Source:	Cape Savings’ draft prospectus and audited financial reports, Boardwalk Bancorp’s SEC Filings.

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lending diversification for the Bank. Illustrating other trends in the Bank’s loan portfolio, since fiscal year end 2002 commercial business and home equity loans have increased in balance but decreased as a percent of loans outstanding. The ratio of commercial business loans to total loans decreased from 2.4% of loans at year end 2002 to 2.0% at June 30, 2007, while home equity loans decreased from 8.9% to 8.1% over the same time period.

The Bank also invests in mortgage-backed securities (“MBS”) as a complement to the residential whole loan portfolio, with the portfolio consisting of pass-through securities guaranteed or insured by Fannie Mae, Freddie Mac and Ginnie Mae. Cape Savings also invests in collateralized mortgage obligations (“CMOs”), consisting of debt securities that are also backed by residential loans. MBS/CMOs are purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with the Bank’s investment philosophy. As of June 30, 2007, the MBS/CMO portfolio totaled $54.4 million, or 8.9% of assets, in which 54% of the portfolio was classified as available for sale. The MBS/CMO portfolio includes a balance of adjustable rate securities which are part of the Bank’s interest rate risk management. As of June 30, 2007, the available for sale MBS/CMO portfolio totaled $29.3 million and had an unrealized gain of $10,000.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. Since fiscal 2004 the level of investment securities (inclusive of FHLB stock) comprising assets has trended steadily lower, decreasing from 13.6% of assets at year end 2004 to 8.1% of assets at June 30, 2007. Investment securities held by the Company at June 30, 2007 consisted of U.S. Government and agency securities ($25.6 million), municipal bonds ($17.0 million), corporate bonds ($3.0 million) and equity securities ($0.2 million). To assist in management of interest rate risk, the U.S. government agencies are laddered with maximum terms of approximately 5 years. The FHLB stock balance at June 30, 2007 equaled $3.8 million. The Bank also maintained cash and cash equivalents and interest bearing deposits in other financial institutions of $23.7 million at June 30, 2007, which equaled 3.9% of assets. Exhibit I-4 provides historical detail of the investment portfolio.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Bank’s senior officers. The purpose of the investment is in

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part to provide funding for a number of phantom stock plans put into place in 2000 for the benefit of directors and senior management. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2007, the cash surrender value of the Bank’s BOLI equaled $15.1 million.

Over the past five and one-half years, the Bank’s funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 2002 through June 30, 2007, deposits increased at an annual rate of 5.3%. Over the same time period, due to a higher rate of growth of assets, the ratio of deposits funding assets declined from a peak ratio of 81.5% at year end 2002 to 76.8% at June 30, 2007. Time deposits constitute the largest portion of the Bank’s deposit base and recent trends in the deposit composition show that the concentration of time deposits comprising total deposits has increased from 35.8% at year end 2004 to 39.1% at June 30, 2007.

Borrowings serve as an alternative funding source to support asset growth and management of funding costs and interest rate risk. Borrowings held by the Bank at June 30, 2007 consisted of $65.0 million of FHLB fixed rate term advances with maturities of generally less than five years.

The Bank’s capital increased at a 7.3% annual rate from year end 2002 through June 30, 2007, due to net impact of additions to retained earnings and the changes in other comprehensive income. All of the capital is tangible. Since fiscal 2002, asset growth has been slightly lower than equity growth, as the equity-to-assets ratio increased from 11.22% at year end 2002 to 11.55% at June 30, 2007. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2007.

Boardwalk Bancorp Balance Sheet Trends

From fiscal year end December 31, 2005 through June 30, 2007, Boardwalk Bancorp’s assets increased at an annual rate of 8.5%, reaching a total of $454.0 million as of June 30, 2007. The concentration of loans comprising total assets increased over that time period, with loans outstanding equaling $296.9 million or 65.4% of assets at June 30, 2007 versus a comparable measure of $241.4 million or 60.1% of assets at fiscal year end 2005.

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Reflecting Boardwalk Bancorp’s operating strategy as a commercial bank, commercial real estate and commercial business loans comprise the largest component of the loan portfolio, and trends in Boardwalk Bancorp’s loan composition show that the proportion of such loans in portfolio has increased since December 31, 2005. Commercial real estate and business loans and leases increased from $173.1 million or 70.9% of total loans outstanding at fiscal year end 2005 to $230.3 million or 76.6% of total loans outstanding at June 30, 2007. Residential mortgage loans equaled $31.1 million or 10.4% of total loans at June 30, 2007, versus $33.3 million or 13.6% of total loans at fiscal year end 2005. Other areas of lending diversification for Boardwalk Bancorp consist of construction, home equity and consumer loans. Construction loans decreased from $28.1 million or 11.5% of total loans at fiscal year end 2005 to $26.6 million or 8.9% of total loans at June 30, 2007. Home equity loans increased from $7.5 million or 3.1% of total loans at fiscal year end 2005 to $10.2 million or 3.4% of total loans at June 30, 2007. Consumer loans equaled $2.2 million or 0.9% of total loans at fiscal year end 2005 compared to $2.2 million or 0.7% of total loans at June 30, 2007.

Cash and investment securities represent Boardwalk Bancorp’s other primary earning asset category, and such assets declined from $131.0 million or 32.6% of assets at fiscal year end 2005 to $106.4 million or 23.4% of assets at June 30, 2007 as the loan portfolio grew. At June 30, 2007 Boardwalk Bancorp’s investment portfolio consisted of $10.0 million of mortgage-backed securities, $46.8 million of U.S. Government and agency securities, $11.0 million of state and municipal obligations, $29.6 million of corporate debt obligations, $3.9 million of equity securities and $5.0 million of commercial paper. Boardwalk Bancorp’s entire investment portfolio was classified as available for sale at June 30, 2007 and reflected a net unrealized loss of $1.1 million. Overall, Boardwalk Bancorp’s investment portfolio is composed of securities that are consistent with the Bank’s investment strategy and, thus, upon completion of the acquisition, Boardwalk Bancorp’s investment portfolio will be incorporated into the Bank’s investment portfolio.

Boardwalk Bancorp also maintains an investment in BOLI, which covers the lives of some of its employees and provides funding for employee benefit plans, as well as tax-advantaged income. Boardwalk Bancorp is the owner and beneficiary of the policies. As of June 30, 2007, the cash surrender value of Boardwalk Bancorp’s BOLI equaled $9.8 million.

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Deposits serve as the primary funding source for Boardwalk Bancorp’s assets and have been increased somewhat as a percent of assets in recent periods. Boardwalk Bancorp’s ratio of deposits-to-assets equaled 67.8% at fiscal year end 2005 compared to 70.2% at June 30, 2007. Comparatively, borrowings-to-assets equaled 23.1% at fiscal year end 2005 compared to 18.4% at June 30, 2007. Boardwalk Bancorp’s deposit composition at June 30, 2007 consisted of 71.0% of time deposits and 29.0% of transaction and savings account deposits. FHLB advances and repurchase agreements constitute the primary source of borrowings held by Boardwalk Bancorp, which totaled $83.6 million at June 30, 2007. FHLB advances held by Boardwalk Bancorp consist of short-term and long-term advances with fixed rate laddered maturities, and totaled $36.1 million at June 30, 2007. FHLB of New York repurchase agreements totaled $37.5 million, while the remaining $10.0 million of borrowings consisted of repurchase agreements with Citigroup Global Markets, Inc.

Boardwalk Bancorp’s shareholders exercised certain stock warrants in 2006, which increased total equity from $35.3 million at December 31, 2005 to $51.1 million at December 31, 2006. At June 30, 2007, shareholders’ equity totaled $50.4 million, or 11.1% of assets, versus a ratio of 8.8% at December 31, 2005. All of Boardwalk Bancorp’s equity was tangible.

Pro Forma Balance Sheet Impact of Boardwalk Bancorp Acquisition

The balance sheet impact of the Boardwalk Bancorp acquisition is shown in Table 1.1 as of June 30, 2007, including the purchase accounting entries but before the impact of the stock offering. On the asset side of the balance sheet, the ratio of loans-to-assets will decrease and the level of cash and investments comprising total assets will increase. On the liability side of the balance sheet, the level of deposits and borrowings funding assets will decrease and increase, respectively, on a combined basis. Deposits decrease from 76.8% of assets to 74.3% of assets on a pro forma combined basis, while borrowings increase from 10.6% of assets to 13.7% of assets on a pro forma combined basis. Before factoring in the impact of the net conversion proceeds, the Bank’s equity-to-asset ratio decreases from 11.55% to 11.30% on a combined basis, while the tangible equity ratio is estimated to be 6.03% at June 30, 2007.

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Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five years and for the twelve months ended June 30, 2007, as well as a pro forma income statement for the twelve months ended June 30, 2007 giving effect to the acquisition of Boardwalk Bancorp. Merger adjustments are consistent with the prospectus disclosure as of June 30, 2007 including anticipated financing costs for the cash portion of the merger consideration. The following discussion describes the historical income statements of Cape Savings on a pre-acquisition basis. The pro forma income statement impact of the acquisition of Boardwalk Bancorp (including the purchase accounting merger entries) is discussed at the end of this section.

Over the past five and one-half years, the Bank’s earnings ranged from a low of 0.79% of average assets for the 12 months ended June 30, 2007 to a high of 0.96% of average assets in fiscal 2002. Net interest income and operating expenses represent the primary components of Cape Savings’ reported and core earnings. Non-interest operating income has been a fairly stable and material contributor to the Bank’s earnings. The amount of loan loss provisions established over the past five and one-half years has varied, but in general has not been a significant factor in the income statement. Non-operating items have been primarily limited to gains on the sale of loans and securities in the most recent periods.

Since fiscal 2002, the Bank’s net interest income to average assets ratio ranged from a high of 3.74% during fiscal 2003 to a low of 3.21% for the most recent 12 month period. The downward trend in the net interest income ratio since fiscal 2004 has resulted from spread compression. As short-term interest rates have increased and the yield curve has flattened, the Bank’s funding costs have increased more than yields earned on assets. A shift in the deposit composition towards a higher concentration of CDs and increased utilization of borrowings as a funding source has also put upward pressure on funding costs. The Bank’s interest rate spread decreased from 3.78% for fiscal 2004 to 2.90% during the first six months of 2007. At June 30, 2007, the Bank maintained an interest rate spread of 3.53%, implying that the trend in the net interest margin will continue into the second half of 2007. The Company’s historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Since fiscal 2002, non-interest operating income has been a relatively material contributor to the Company’s earnings, ranging from a low of 0.56% of average assets in 2004 to

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Table 1.2

Cape Savings Bank

Historical Income Statements

	For the Fiscal Year Ended December 31,										Cape Savings Bank 12 Mths Ended, June 30, 2007		Boardwalk Bncp, Inc. 12 Mths Ended, June 30, 2007		Pro Forma Combined Cape Savings Bank 12 Mths Ended 6/30/07		Pro Forma Combined Incl. Merger Entries Cape Savings Bank 12 Mths Ended 6/30/07
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$27,343	6.14%	$25,490	5.35%	$25,452	4.95%	$28,565	5.17%	$34,357	5.77%	$35,876	5.93%	$28,111	6.24%	$63,987	6.06%	$62,639	5.94%
Interest Expense	(10,770)	-2.42%	(7,642)	-1.60%	(6,816)	-1.33%	(9,691)	-1.75%	(14,875)	-2.50%	(16,489)	-2.73%	(15,675)	-3.48%	(32,164)	-3.05%	(32,715)	-3.10%

Net Interest Income	$16,573	3.72%	$17,848	3.74%	$18,636	3.63%	$18,873	3.41%	$19,482	3.27%	$19,387	3.21%	$12,436	2.76%	$31,823	3.02%	$29,924	2.84%
Provision for Loan Losses	(450)	-0.10%	(822)	-0.17%	(550)	-0.11%	(193)	-0.03%	(312)	-0.05%	(312)	-0.05%	(607)	-0.13%	(919)	-0.09%	(919)	-0.09%

Net Interest Income after Provisions	$16,123	3.62%	$17,026	3.57%	$18,086	3.52%	$18,680	3.38%	$19,170	3.22%	$19,075	3.16%	$11,829	2.62%	$30,904	2.93%	$29,005	2.75%

Other Income	$3,310	0.74%	$3,193	0.67%	$2,890	0.56%	$3,269	0.59%	$3,444	0.58%	$3,521	0.58%	$1,420	0.32%	$4,941	0.47%	$4,941	0.47%
Operating Expense	(12,758)	-2.86%	(13,832)	-2.90%	(14,474)	-2.82%	(15,517)	-2.81%	(16,379)	-2.75%	(16,543)	-2.74%	(9,812)	-2.18%	(26,355)	-2.50%	(27,754)	-2.63%

Net Operating Income	$6,675	1.50%	$6,386	1.34%	$6,502	1.27%	$6,432	1.16%	$6,235	1.05%	$6,053	1.00%	$3,437	0.76%	$9,490	0.90%	$6,192	0.59%

Gain(Loss) on Sale of Loans	$7	0.00%	$15	0.00%	$0	0.00%	$56	0.01%	$215	0.04%	$333	0.06%	$(17)	0.00%	$316	0.03%	$316	0.03%
Gain(Loss) on Sale of Securities	0	0.00%	0	0.00%	0	0.00%	0	0.00%	779	0.13%	779	0.13%	(172)	-0.04%	607	0.06%	$607	0.06%
Life Insurance Proceeds	0	0.00%	0	0.00%	0	0.00%	256	0.05%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	$0	0.00%
Other Than Temporary Impairment	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	(1,524)	-0.34%	(1,524)	-0.14%	$(1,524)	-0.14%
Gain(Loss) on Sale of Other Assets	(169)	-0.04%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	11	0.00%	11	0.00%	11	0.00%

Net Non-Operating Income/(Expense)	$(162)	-0.04%	$15	0.00%	$0	0.00%	$312	0.06%	$994	0.17%	$1,111	0.18%	$(1,702)	-0.38%	$(591)	-0.06%	$(591)	-0.06%

Net Income Before Tax	$6,513	1.46%	$6,401	1.34%	$6,502	1.27%	$6,744	1.22%	$7,229	1.21%	$7,165	1.19%	$1,735	0.38%	$8,900	0.84%	$5,601	0.53%
Income Taxes	(2,235)	-0.50%	(2,112)	-0.44%	(2,238)	-0.44%	(2,320)	-0.42%	(2,227)	-0.37%	(2,394)	-0.40%	(150)	-0.03%	(2,544)	-0.24%	(1,227)	-0.12%

Net Income (Loss)	$4,278	0.96%	$4,289	0.90%	$4,264	0.83%	$4,424	0.80%	$5,001	0.84%	$4,770	0.79%	$1,585	0.35%	$6,355	0.60%	$4,375	0.41%

Adjusted Earnings:
Net Income	$4,278	0.96%	$4,289	0.90%	$4,264	0.83%	$4,424	0.80%	$5,001	0.84%	$4,770	0.79%	$1,585	0.35%	$6,355	0.60%	$4,375	0.41%
Add(Deduct): Non-Operating (Inc)/Exp	162	0.04%	(15)	0.00%	0	0.00%	(312)	-0.06%	(994)	-0.17%	(1,111)	-0.18%	1,702	0.38%	591	0.06%	591	0.06%
Tax Effect(2)	(56)	-0.01%	5	0.00%	0	0.00%	107	0.02%	306	0.05%	371	0.06%	(147)	-0.03%	(169)	-0.02%	(129)	-0.01%

Adjusted Earnings:	$4,385	0.98%	$4,279	0.90%	$4,264	0.83%	$4,219	0.76%	$4,314	0.72%	$4,030	0.67%	$3,140	0.70%	$6,777	0.64%	$4,836	0.46%

Return On Equity		8.73%		8.00%		7.39%		7.20%		7.58%		6.97%		NM		NM		NM
Efficiency Ratio		64.16%		65.74%		67.24%		70.08%		71.44%		72.21%		70.81%		71.69%		79.60%

(1)	Ratios are as a percent of average assets.
Source:	Cape Savings’s draft prospectus and audited financial statements, SEC filings for Boardwalk Bancorp.

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a high of 0.74% of average assets for fiscal 2002. For the twelve months ended June 30, 2007, such income totaled $3.5 million, or 0.58% of average assets. The primary sources of non-interest income include service fees and charges on deposit and loan accounts, rental income from office buildings (primarily at the main office location), and BOLI income.

Operating expenses represent the other major component of the Bank’s earnings and have been maintained at a relatively stable level when viewed as a percent of average assets since fiscal 2002. Since that date, operating expenses ranged from a low of 2.74% of average assets for the twelve months ended June 30, 2007 to a high of 2.90% of average assets in fiscal 2003. The primary expense categories include personnel and compensation and occupancy and equipment.

The general trends in the Bank’s net interest margin and operating expense ratio since 2002 reflect a decline in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Cape Savings’ expense coverage ratio equaled 1.30 times during 2002, versus a comparable ratio of 1.17 times during the twelve months ended June 30, 2007. The decline in the expense coverage ratio was primarily the result of a decline in the net interest income ratio, offset in part by a decrease in the operating expense ratio. Similarly, Cape Savings’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 64.1% during 2002 was more favorable than the 72.3% efficiency ratio maintained for the twelve months ended June 30, 2007.

Over the past five and one-half years, maintenance of generally favorable credit quality measures has generally served to limit the amount of loss provisions established during the period. Loan loss provisions established by the Bank ranged from a low of 0.03% of average assets in 2005 to a high of 0.17% of average assets during 2003. For the twelve months ended June 30, 2007, loan loss provisions equaled $312,000 or 0.05% of average assets. The loan loss provisions established in recent periods were related to both replacing loan chargeoffs and building the level of valuation allowances as the loan portfolio has increased. As of June 30, 2007, the Bank maintained valuation allowances of $3.9 million, equal to 0.87% of net loans receivable and 122.4% of non-performing assets (“NPAs”). Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five and one-half years.

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Non-operating income has primarily consisted of gains and losses on the sale of loans and investments over the past five and one-half years, and ranged from a low of a loss of 0.04% of average assets in fiscal 2002 to a gain of 0.18% of average assets for the twelve months ended June 30, 2007. Other types of gains or losses included life insurance proceeds of 0.05% of average assets in fiscal 2005 and a loss on the sale of other assets in fiscal 2002 equal to 0.04% of average assets. The non-operating gains and losses reflected in the Bank’s earnings are viewed as non-recurring income.

The Bank’s effective tax rate ranged from a low of 30.8% during fiscal 2006 to a high of 34.4% during fiscal 2004. For the twelve months ended June 30, 2007, the Bank’s effective tax rate equaled 33.4%. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate approximates 40%.

Boardwalk Bancorp Income and Expense Trends

Boardwalk Bancorp reported positive earnings over the past five and one-half fiscal years, ranging from a low of 0.35% of average assets during the 12 months ended June 30, 2007 to a high of 1.06% of average assets during fiscal 2002. Net interest income and operating expenses also represent the major components of Boardwalk Bancorp’s core earnings, which are supplemented by non-interest operating income derived primarily from service charges and fees on deposit accounts. Loan loss provisions and non-operating income generally have been limited factors in Boardwalk Bancorp’s earnings.

The downward trend in Boardwalk Bancorp’s return on assets ratio since fiscal 2002 has been attributable to a decrease the net interest margin, which declined from 3.33% for fiscal 2002 to 2.98% for the most recent twelve month period. Over the same time period, operating expenses remained relatively stable as a percent of average assets, decreasing from 2.26% for fiscal 2002 to 2.18% for the 12 months ended June 30, 2007. Boardwalk Bancorp reported non-interest income of $1.4 million for the 12 months ended June 30, 2007, representing a lower ratio of this type of income than Cape Savings. Such income includes fees and service changes on

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deposit and loan products, along with BOLI income. During the most recent 12 month period, Boardwalk Bancorp booked a one-time “other than temporary impairment” charge in relation to the value of investment securities held in portfolio. This non-operating loss totaled $1,524,000. Subsequent to this writedown Boardwalk Bancorp sold the investment securities and has utilized the funds for reinvestment into higher yielding loans receivable. This one-time expense will not be included in the pro forma core earnings base for the valuation of Cape Bancorp.

Pro Forma Earnings Impact of Boardwalk Bancorp Acquisition

The pro forma income statement impact of the Boardwalk Bancorp acquisition is shown in Table 1.2 for the twelve month period ended June 30, 2007. Pro forma net interest income reflects the yield adjustments for interest rate sensitive assets and liabilities, based on mark-to-market valuation adjustments on Boardwalk Bancorp’s balance sheet as of June 30, 2007. Pro forma net interest income was also adjusted for the cash cost of the acquisition. Non-interest expense was adjusted to account for the amortization of intangibles. On a pro forma basis, before factoring in the reinvestment of conversion proceeds, Cape Bancorp’s earnings decreased from 0.79% of average assets to 0.41% of average assets. The reduction in earnings was attributable to a lower net interest margin (declining from 3.21% of average assets to 2.84% of average assets), a higher loss provision ratio (increasing from 0.05% of average assets to 0.09% of average assets), and lower operating expenses including amortization of intangibles (decreasing from 2.74% of average assets to 2.63% of average assets). Partially offsetting the decline in pro forma earnings was a lower tax expense (declining from 0.40% of average assets to 0.12% of average assets). The pro forma earnings do not reflect any potential cost savings that may be realized, as such estimates are considered to be speculative and therefore are not disclosed in the pro forma financial statements set forth in the prospectus.

Interest Rate Risk Management

Management of the Bank’s interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee (“ALCO”) weekly. The Bank utilizes an internal model to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income. The most recent analysis, as of June 30, 2007, indicated

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that Cape Savings’ net portfolio value under a 200 basis point instantaneous and sustained rise in interest rates would decline by 4% (see Exhibit I-7). Boardwalk Bancorp also utilizes an internal model to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income. As of June 30, 2007, the interest rate risk analysis indicated a 200 basis point instantaneous and sustained rise in interest rates would result in a 6.8% decline in Boardwalk Bancorp’s dollar amount of net interest income.

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. Cape Savings manages interest rate risk from the asset side of the balance sheet through originating commercial mortgage loans that generally have shorter maturities (including balloon features) and higher interest rates, investing in shorter duration and adjustable rate investment grade MBS and corporate securities, maintaining investments as available for sale and emphasizing investments with terms of less than five years and selling long-term residential mortgage loans to third parties. As of December 31, 2006, of the Bank’s total loans due after December 31, 2007, ARM loans comprised 56.8% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing laddered maturities of fixed rate FHLB advances, emphasizing growth of lower cost and less interest rate sensitive transaction and savings accounts and seeking to extend CD maturities in low interest rate environments through offering attractive rates on selected longer term CDs. Management of interest rate risk by Boardwalk Bancorp is conducted in a similar manner as Cape Savings.

Lending Activities and Strategy

The Bank’s lending activities have traditionally emphasized both commercial real estate mortgage loans and 1-4 family permanent mortgage loans, which together comprise the largest loan concentrations in the loan portfolio. Beyond these two loan types, lending diversification by Cape Savings has included origination of home equity loans and lines of credit, construction loans (residential and commercial), commercial business loans and consumer loans. Going forward, the Bank’s lending strategy is to pursue further growth in the commercial and residential mortgage loan portfolio. Construction lending is also expected to remain as an active

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area of lending. Cape Savings also intends to continue the strategy of selling longer-term fixed rate residential loans into the secondary market, for interest rate risk purposes. In this fashion, growth of the residential loan portfolio can be expected to be limited.

Boardwalk Bancorp’s loan portfolio composition also reflects commercial real estate and commercial business loans as the largest concentration of loans, with a secondary emphasis on residential mortgage loans. Construction and home equity loans constitute the primary area of loan diversification for Boardwalk Bancorp, followed by other miscellaneous consumer loans. Exhibit I-9 and Exhibit I-9A provide historical detail of Cape Savings’ and Boardwalk Bancorp’s loan portfolio compositions. Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of June 30, 2007.

Commercial real estate and commercial business loans represent the largest segment of Cape Savings’ loan portfolio, which consists of loans that are collateralized by properties and/or business assets in the normal lending area of Cape May and Atlantic Counties. At June 30, 2007, the Bank maintained commercial real estate and commercial business loans totaling $185.0 million, equal to 45.5% of total loans outstanding, with commercial business loans totaling $9.2 million, or 5.0% of that total.

Cape Savings’ offers commercial mortgage loans secured by real estate primarily with adjustable rates, and originates a variety of commercial mortgage loans generally for terms up to 25 years and payments based on an amortization schedule of up to 25 years. The loans are typically based on the U.S. Treasury rate and adjust every three to five years. Commercial mortgage loans also are originated for the acquisition and development of land. Commercial mortgage loans for the acquisition and development of land are typically based upon the prime rate as published in the Wall Street Journal or U.S. Treasury bill rates. Commercial mortgage loans for developed real estate and for real estate acquisition and development are originated with loan-to-value ratios of up to 75%, while loans for only the acquisition of land are originated with a maximum loan to value ratio of 50%. Properties securing the commercial real estate portfolio include hotels, subdivisions, restaurants, rooming houses, marinas, health care facilities and other similar commercial properties. At June 30, 2007, the Bank’s largest commercial real estate loan was a $7.4 million loan, which was secured by a marina and a commercial building.

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Cape Savings also offers commercial business loans to professionals, sole proprietorships and small businesses in the market area served. Such loans typically are offered as installment loans for capital improvements, equipment acquisition and long-term working capital. These loans are typically based on the prime rate as published in the Wall Street Journal. Commercial business loans are usually secured by business assets other than real estate, such as business equipment and inventory, or are backed by the personal guarantee of the borrower. The Bank also originates lines of credit to finance the working capital needs of businesses to be repaid by seasonal cash flows or to provide a period of time during which the business can borrow funds for planned equipment purchases. Cape Savings also originates accounts receivable lines of credit. When making commercial business loans, the Bank considers the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.

At June 30, 2007, Cape Savings’ largest commercial loan relationship was an $8.1 relationship secured by real estate and assets of the business. This loan was performing in accordance with its original terms at June 30, 2007.

Boardwalk Bancorp’s commercial real estate loans are generally made to small and mid-sized businesses and individuals in Atlantic, Cumberland and Cape May Counties. Boardwalk Bancorp focuses on small businesses and professionals within these counties. At June 30, 2007, Boardwalk Bancorp maintained commercial real estate and commercial business loans totaling $230.3 million, equal to 76.6% of total loans outstanding.

Cape Bancorp also originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. As of June 30, 2007, the Bank maintained 1-4 family permanent mortgage loans totaling $175.8 million, equal to 38.8% of total loans outstanding. The Bank offers fixed-rate mortgage loans with terms of up to 30 years and adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, three, five or seven years. Interest rates and payments on adjustable-rate loans generally are adjusted to a rate equal to a percentage above the U.S. Treasury Security Index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the

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lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan. The Bank generally does not make residential loans with loan-to-value (“LTV”) ratios above 80% without private mortgage insurance, although loans are offered with LTVs of up to 97% under special loan programs such as first time home buyer programs.

Similar to recent practice, the Bank intends to continue to sell most originations of conforming long-term fixed rate loans on a servicing released basis. In the current interest rate environment, most of the Company’s 1-4 family lending volume consists of fixed rate loans. Essentially all of the loans are underwritten to Fannie Mae secondary market standards.

Cape Savings also offers interest-only adjustable rate residential loans. These loans allow for interest-only payments for the initial term of the loan and then rates adjust annually and payments are fully amortized until maturity. As of June 30, 2007, the Bank had $12.5 million of interest-only residential loans in portfolio.

As of June 30, 2007, Boardwalk Bancorp maintained 1-4 family permanent mortgage loans totaling $31.1 million, equal to 10.4% of total loans outstanding, representing the second largest segment of the loan portfolio. This has not been an area of lending emphasis for Boardwalk Bancorp.

Cape Savings offers interim construction financing secured by a parcel of residential property for the purpose of constructing a one- to four-family home, including a short-term interest-only loan or a construction/permanent loan. Construction loans totaled $33.4 million, or 7.4% of loans receivable as of June 30, 2007. The short-term loans require monthly interest-only payments based on the amount of funds disbursed. The construction/permanent loans require interest-only payments during the construction phase, and convert to a fully amortized fixed rate loan at the end of the interest-only period. Under both programs, construction must be completed within twelve months of the initial disbursement date. The maximum loan-to-value ratio will be 80% of the appraised value. At June 30, 2007, the Bank’s largest construction loan relationship was $5.2 million, secured by residential condominiums. The loan was performing in accordance with its terms.

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As of June 30, 2007, Boardwalk Bancorp maintained construction loans totaling $26.6 million, equal to 8.9% of total loans outstanding, representing the third largest segment of the loan portfolio.

The Bank offers home equity loans and lines of credit with a maximum combined loan-to-value ratio of 90% based on the appraised value and if the credit profile indicates that the loan qualifies as a saleable loan to the secondary market. The maximum loan-to-value ratio is usually 80% of the appraised value if the loan request exceeds $100,000 and/or the credit score of the applicant is below a prescribed score. Home equity loans have fixed-rates of interest and are originated with terms of up to 20 years. Home equity lines of credit have adjustable rates and are based upon the prime rate as published in The Wall Street Journal. Cape Savings holds a first or second mortgage position on the majority of the homes that secure home equity loans. At June 30, 2007, home equity loans totaled $36.7 million, or 8.1% of total loans. Similarly, Boardwalk Bancorp offers home equity loans and lines of credit to borrowers within the general market area served. At June 30, 2007, such home equity loans totaled $10.2 million, or 3.4% of total loans.

Diversification into consumer lending is relatively limited for both Cape Savings and Boardwalk Bancorp. Consumer loans originated by Cape Savings include loans on deposits and personal loans with terms of up to five years. At June 30, 2007, such consumer loans totaled $1.0 million for Cape Savings and $2.3 million for Boardwalk Bancorp.

Asset Quality

One of the Bank’s key operating objectives has been and continues to be to maintain a strong level of asset quality. As shown in Exhibit I-11, Cape Savings’ ratio of NPAs-to-assets ranged from a high of 0.62% at year end 2006 to a low of 0.23% at year end 2004. At June 30, 2007, Cape Savings’ NPAs-to-assets ratio equaled 0.52%. NPAs at June 30, 2007 consisted entirely of non-accruing loans with a total balance of $3,214,000. NPAs consisted of $3,079,000 of commercial real estate loans, $56,000 of commercial business loans, $40,000 of 1-4 family loans and $39,000 of home equity or other consumer loans. As shown in Exhibit I-11A, Boardwalk Bancorp maintained $480,000 of non-performing assets as of December 31, 2006, equal to 0.11% of assets.

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To track asset quality and the adequacy of valuation allowances, Cape Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and presented to the Board monthly. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2007, Cape Savings maintained valuation allowances of $3.9 million, equal to 0.87% of net loans receivable and 122.37% of non-performing loans. As of December 31, 2006, Boardwalk Bancorp maintained valuation allowances of $3.3 million, equal to 1.19% of net loans receivable and 681.9% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary source of funds and at June 30, 2007 deposits accounted for 87.9% of Cape Savings’ interest-bearing funding composition. Exhibit I-12 sets forth the Bank’s deposit composition for the past three and one-half years (average basis) and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at June 30, 2007. Deposit growth in recent years has been sustained in part by growth of CDs, and thus the concentration of CDs comprising total deposits has increased since year end 2004. For the six months ended June 30, 2007, the CD portfolio averaged $172.8 million or 39.1% of total deposits, versus comparable measures of $145.1 million and 35.8% of total deposits as of December 31, 2004. Short-term CDs (CDs scheduled to mature in one year or less) accounted for 72.1% of the Bank’s CDs at June 30, 2007. As of June 30, 2007, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $44.3 million or 24.9% of total CDs. The Bank’s deposit base did not include any brokered deposits at June 30, 2007.

The Bank maintained an average of $268.7 million of savings and transaction accounts for the six months ended June 30, 2007, which equaled 60.9% of total average deposits. Comparatively, average core deposits equaled $259.5 million or 64.1% of total deposits for fiscal 2004. Since fiscal 2004, most of the decrease in core deposits has consisted of savings accounts. The Bank’s core deposits consist mostly of interest-bearing demand and money market accounts, which totaled $147.5 million or 54.9% of core deposits for the six months ended June 30, 2007.

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Exhibit I-12A sets forth Boardwalk Bancorp’s deposit composition for the past three fiscal years. As of December 31, 2006, deposits held by Boardwalk Bancorp totaled $310.0 million and accounted for 77.3% of Boardwalk Bancorp’s interest-bearing funding composition. Similar to the Bank’s deposit growth trends, deposit growth for Boardwalk Bancorp in recent years has been sustained by growth of CDs. As of December 31, 2006, the CD portfolio totaled $231.6 million or 74.7% of total deposits, versus comparable measures of $117.6 million and 55.8% of total deposits at December 31, 2004. Short-term CDs (CDs scheduled to mature in one year or less) accounted for 93.0% of Boardwalk Bancorp’s CDs at December 31, 2006. As of December 31, 2006, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $111.9 million or 48.3% of Boardwalk Bancorp’s total CDs. Boardwalk Bancorp’s deposit base included $5.0 million of brokered deposits at June 30, 2007.

Boardwalk Bancorp maintained $78.3 million of savings and transaction accounts at December 31, 2006, which equaled 25.3% of total deposits. Comparatively, core deposits equaled $93.3 million or 44.2% of total deposits at December 31, 2004. Since fiscal year end 2004, the decrease in Boardwalk Bancorp’s core deposits has included declines in interest bearing demand accounts and personal and corporate savings accounts. The largest portion of Boardwalk Bancorp’s core deposits consist of interest bearing demand accounts, which totaled $31.8 million or 40.6% of core deposits at December 31, 2006.

Borrowings serve as an alternative funding source for Cape Savings to support loan growth and management of funding costs and interest rate risk. Borrowings held by the Bank at June 30, 2007 consisted of $65.0 million of FHLB fixed rate term advances with maturities of generally less than five years. Exhibit I-14 provides detail of the Company’s borrowing activities for the past three and one-half years.

FHLB advances and FHLB repurchase agreements constitute the primary source of borrowings held by Boardwalk Bancorp, which totaled $83.6 million at June 30, 2007. FHLB advances held by Boardwalk Bancorp consist of short-term and long-term advances with fixed rate laddered maturities, primarily through year 2011, and totaled $36.1 million. FHLB of New York repurchase agreements totaled $37.5 million, while the remaining $10.0 million of borrowings consisted of repurchase agreements with Citigroup Global Markets, Inc.

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Subsidiaries

Upon completion of the stock offering, Cape Savings will be Cape Bancorp’s only subsidiary. Cape Savings currently has two active wholly owned subsidiaries, both of which were formed in June 2006. Cape New Jersey Investment Company is an investment company that holds, invests and reinvests US Treasury, mortgage-backed and other obligations, stocks, bonds, notes, loans, debentures and other securities on behalf of Cape Savings. Cape Delaware Investment Company is a company, the sole purpose of which is to hold the investment portfolio of Cape New Jersey Investment Company. In addition, Cape Savings owns two active subsidiaries, Cape May County Savings Service Corporation and CASABA Real Estate Holding Corporation.

Boardwalk Bancorp does not maintain any subsidiary operations other than Boardwalk Bank.

Legal Proceedings

The Bank and Boardwalk Bancorp are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by their respective managements to be immaterial to the financial conditions of the Bank and Boardwalk Bancorp.

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II. MARKET AREA

Introduction

Established in 1923, Cape Savings is headquartered in Cape May Court House, New Jersey, and serves the southern New Jersey shore communities through a total of 13 full service branches, with eight branches in Cape May County and five branches in Atlantic County. The acquisition of Boardwalk Bancorp will further expand the Company’s market presence in these two counties with the addition of seven full service branch offices. Boardwalk Bancorp also operates a loan production office in Cumberland County, New Jersey, directly west of Cape May and Atlantic Counties, and thus the acquisition of Boardwalk Bancorp will expand the Bank’s market area into this third county for lending activities. Exhibit II-1 provides information on the Company’s and Boardwalk Bancorp’s office facilities. The Company’s markets are in the southeastern corner of New Jersey, approximately 65 miles east of Philadelphia and 130 miles south of New York. The Company intends to continue expanding its regional branch office network although no specific sites have been identified. Moreover, the Company will continue to consider growth through the acquisition of branches or whole institutions if such opportunities should arise.

Cape Savings has benefited from a number of key characteristics of its market area. The coastal areas of Cape Savings’ market, including essentially all of Cape May County, contain large resort areas with many seasonal businesses and a high proportion of second homes and rental properties, with such business related to the vacation industry. To a lesser extent, commercial fishing and agriculture provide for additional economic activity. While the economies closer to the coastline are somewhat seasonal in nature, the inland areas are comprised of year-round communities. Atlantic County is one of the fastest growing areas in New Jersey as a result of a number of factors including the availability of land for development in inland areas at a relatively moderate cost. The comparatively moderate cost of housing and relatively affordable cost of living overall, along with the lifestyle advantages of being near the shore area, has attracted many retirees, many of whom formerly resided in the nearby New York and Philadelphia metropolitan areas. Furthermore, the presence of Atlantic City provides a large source of employment for many residents with its hotels and resorts, restaurants, and other entertainment facilities.

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Future growth opportunities for the Company (inclusive of the operations of Boardwalk Bank) depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company and will be factored into our valuation analysis accordingly.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. Trends in the national economy, such as employment and gross national product growth, improved during the 12 month period ending June 2007, as total U.S. employment increased by 2.6 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, the near-term future performance of the real estate industry, including both residential and commercial real estate prices, and other world-wide tensions, all of which have the potential to impact future economic growth. Annualized growth in gross domestic product was 1.3% (advance estimate) for the first quarter of 2007, compared to 2.5% in the fourth quarter of 2006 and 5.6% in the year ago first quarter. The inflation rate increased modestly during the first eleven months of 2006, in part because of the varying effect of energy costs. Inflation totaled 3.2% for all of 2006, and was 2.3% on an annualized basis for the first two months of 2007. The growth in employment also led to fears that wages could increase if shortfalls of available labor appear. The unemployment rate declined to 4.3% as of April 2007, a decline from 4.5% in February 2007 and down from 4.7% in March 2006, all of which represent relatively low levels in comparison to recent historical averages. The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country. Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

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The major stock exchange indices have shown relatively strong increases during the most recent 12 month period (although such indices were relatively stable during the most three month period), with the positive performance due in part to continued low evidence of inflation, economic growth, and the perception that the Federal Reserve likely will not raise interest rates in the near term future. As an indication of the changes in the nation’s stock markets over the last 12 months, as of June 30, 2007, the Dow Jones Industrial Average closed at 13408.62, an increase of 20.3% from June 30, 2006, while the NASDAQ Composite Index stood at 2603.23, an increase of 19.9% over the same time period. The Standard & Poors 500 Index totaled 1503.35 as of June 30, 2007, an increase of 18.4% from June 30, 2006.

Regarding factors that most directly impact the banking and financial services industries, in the past year certain data has indicated that the relatively strong housing market that existed in the early part of this decade has cooled down, as the level of existing and new home sales and housing starts have shown fluctuations, including decreases in some recent months, the number of homes for sale has increased in many regions, and the median home price for the nation has recorded a modest decline from one year ago. Most recently, the issue of subprime loans, and the recent rise in delinquency rates of these types of loans, has created a high level of uncertainty in the housing market. Should residential mortgage loan delinquency rates rise, continue to remain elevated, and cause a high level of borrower defaults, the 2007 residential housing market performance is likely to suffer. This uncertainty has to some extent also affected other housing related sectors of the economy, such as building materials. Thus, many analysts are expressing uncertainty as to when the housing market will bottom-out, nationally, and resume an upward trend as far as home values. The 2007 spring home real estate sales will provide additional indications as to whether the housing market has begun to recover in terms of pricing and demand, or whether additional time will be required for a shake-out of the inflated housing market of 2004 and 2005. Overall, housing prices and land values remain well above the levels of the late 1990s, providing continued support for most traditional loan values. Commercial development trends are also showing some signs of weakness in certain areas of the country, while at the same time other areas are reporting relatively strong sales activity and prices.

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Interest Rate Environment

Through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through June 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. Since the June 2006 meeting, the Fed has not changed interest rates, and economists are studying various news releases and minutes of Fed board meetings in order to determine the likelihood of interest rate increases or decreases by the Fed. As detailed in the minutes of the March and May 2007 Fed board meetings, the Fed held interest rates steady but noted it was still wary of inflation—a sign the Fed may increase rates in order to avoid further increases in inflation rates. In addition, the Fed dropped language that would indicate that rates would be raised to avoid an overheated economy. Thus, the Fed continues to closely monitor the U.S. economy and trends, with the potential to change interest rates based on a combination of factors. The prevailing vie is that the Fed will not lower rates at any point in the near term future. The effect of the interest rate increases since 2004 has been most evident in short term rates, which increased more than longer term rates. In 2006, the yield curve became inverted, with long term rates modestly lower than short term rates. As of June 30, 2007, one- and ten-year U.S. government bonds were yielding 4.91% and 5.03%, respectively, compared to 5.21% and 5.15%, respectively, as of June 30, 2006. This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. Exhibit II-2 provides historical interest rate trends.

Market Area Demographics

Demographic growth in the markets served by the Company, inclusive of the markets served by Boardwalk Bancorp, has been measured by changes in population, number of households and median household income, with trends in those areas summarized by the data

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presented in Table 2.1, with additional data shown in Exhibit II-3. Cape May and Atlantic Counties had populations of 106,000 and 281,000, respectively, as of 2007 for an aggregate population of 387,000 for the two county market. Atlantic County is comparatively larger, bolstered by the presence of Atlantic City and the proximity of inland portions of the market to Philadelphia. Moreover, population growth trends from 2000 to 2007 for the Atlantic County market are relatively favorable, exceeding the average for the state of New Jersey (i.e., 1.5% annually for Atlantic County versus 0.8% for the State of New Jersey). Growth in Cape May County equaled 0.5% for the 2000-2007 period reflective of its comparatively remote location from major urban centers which has limited development in areas outside of the beach communities. Population projections indicate that future population growth is expect to remain consistent with the recent historical trend and thus, growth in Cape May County will continue to fall below the average for New Jersey and Atlantic County, while the growth rate for Atlantic County is projected to exceed the New Jersey average.

Household growth rates for the Company’s markets as well as the State of New Jersey and the U.S. were similar to population growth rates, with Cape May County reporting an annual growth rate in line with the state-wide average of 0.8% from 2000 to 2007, while Atlantic County reported a higher growth rate of 1.5% annually. The New Jersey and Cape May County aggregates fell below the national average of 1.3% for the 2000 to 2007 time period, and a projected 1.3% annual growth rate for the subsequent five year period through 2012.

Median household and per capita income in Cape May and Atlantic Counties are lower than the comparable figures for New Jersey which can be attributed to several factors. First, in particular in Atlantic County, there has been an influx of retirees with limited incomes but moderate-to-substantial wealth. Additionally, since the Company’s market is located outside of a major metropolitan area, income levels are comparatively modest in the absence of an abundance of high paying white collar jobs. Atlantic County’s per capita income was 74% of the state average, while Cape May County reported a higher per capita income, 89% of the state average. As will be shown below, lower paying service jobs provide a relatively large portion of employment overall. Additional market area economic and income data is presented in Exhibit II-4.

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Table 2.1

Cape Savings Bank

Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2007	2012	2000-07	2007-2012
Population(000)
United States	281,422	306,348	325,526	1.2%	1.2%
New Jersey	8,414	8,892	9,223	0.8%	0.7%
Cape May County	102	106	108	0.5%	0.5%
Atlantic County	253	281	302	1.5%	1.5%

Households(000)
United States	105,480	115,337	122,831	1.3%	1.3%
New Jersey	3,065	3,232	3,356	0.8%	0.8%
Cape May County	42	44	46	0.8%	0.6%
Atlantic County	95	105	113	1.5%	1.5%

Median Household Income($)
United States	$42,164	$53,154	$62,503	3.4%	3.3%
New Jersey	55,083	69,831	81,268	3.4%	3.1%
Cape May County	41,660	52,423	61,946	3.3%	3.4%
Atlantic County	43,991	54,266	62,974	3.0%	3.0%

Per Capita Income($)
United States	$21,587	$27,916	$33,873	3.7%	3.9%
New Jersey	27,006	35,359	42,886	3.9%	3.9%
Cape May County	24,172	31,409	38,102	3.8%	3.9%
Atlantic County	21,034	26,034	30,867	3.1%	3.5%

	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 +
2006 HH Income Dist.(%)
United States	21.9	25.0	32.3	20.8
New Jersey	16.3	19.2	32.4	32.2
Cape May County	21.8	25.7	31.6	20.9
Atlantic County	20.2	25.2	36.0	18.6

	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
2006 Age Distribution(%)
United States	20.3%	27.3%	29.1%	14.3%	9.0%
New Jersey	20.4%	24.6%	30.6%	14.4%	10.0%
Cape May County	15.7%	21.0%	28.1%	19.3%	16.0%
Atlantic County	19.9%	25.1%	30.2%	14.7%	10.1%

Source: SNL Financial, LC.

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Summary of Local Economy and Workforce

The economy of the Company’s markets is focused on the service sector, owing to the many resort communities present in the southern New Jersey shore area and the presence of Atlantic City, with its hotels and gaming operations. As reflected in Table 2.2, which shows employment by major occupational group, service occupations provided for 36.3% of jobs in Cape May County and 53.8% of all jobs in Atlantic County as of 2005, with Atlantic County well above statewide averages. Other significant components of the labor market include various government, wholesale/retail trade and finance, insurance and real estate. Construction and entertainment employment in Cape May County is also higher than statewide averages. Additional income data for the market area is presented in Exhibit II-4.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employ. Sectors	New Jersey	Cape May Cty.	Atlantic Cty.
Services	38.5%	36.3%	53.8%
Government	13.1	17.3	12.7
Wholesale/Ret. Trade	16.1	15.3	12.5
Finance, Ins., Real Estate	10.4	12.6	6.3
Construction	5.0	8.7	5.5
Arts, Entertainment, Rec.	1.9	4.0	2.0
Manufacturing	6.8	1.6	2.6
Transportation/Public Util.	4.2	1.2	2.2
Information	2.2	0.8	0.8
Agriculture	0.3	0.4	0.9
Other	1.6	1.9	0.8

	100.0%	100.0%	100.0%

Source: REIS DataSource.

Table 2.3 presents the largest employers in the two county market area. In Cape May County, the largest employers are in the health care sector and grocery/consumer goods sectors, indicative of a services based economy. The importance of the hotel and gaming operations situated in Atlantic City are evidenced by the data showing the largest employers in Atlantic County. Specifically, a majority of the largest employers in the market are hotel casinos employing thousands of local residents. In addition to the large employers listed in Table 2.3, there are numerous small businesses supporting the hotel/casino operations as well as serving many seasonal and part-time residents, particularly in the shore communities.

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Table 2.3

Cape Savings Bank

Major Employers in Cape May and Atlantic Counties

Employer	Employees
Cape May County (No Seasonal Businesses)
Burdette Tomlin Memorial Hospital	1,080
Acme Markets	625
WAWA	594
Cold Spring Fish and Supply	500
Shop Rite	210
Cape Counseling Services	208
Victoria Manor Nursing Center	180

Source: Village Profile.com

Atlantic County
Federal Aviation Administration	2,500-4,999
Aztar Corporation	5,000+
Trump Properties	5,000+
Atlantic City Hilton	2,500-4,999
Bally’s Park Place	2,500-4,999
Civil Right Div. on Law & Public Safety	2,500-4,999
Harrah’s Atlantic City	2,500-4,999
Resort Casino	2,500-4,999
Showboat Casino & Hotel	2,500-4,999
Federal Aviation Administration	2,500-4,999

Source: South Jersey Works.

Unemployment Trends

Unemployment trends in the market area and New Jersey are displayed in Table 2.4. The unemployment rates in the Company’s markets were higher than the New Jersey and national averages for all of calendar year 2006. Cape May County’s unemployment rate reveals a wide fluctuation during a 12 month period, reflecting the seasonal nature of local employment. In this regard, unemployment is typically lowest in the summer months when many seasonal businesses servicing tourists and summer residents are open, and highest in the off-season, which peaks

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during the winter months. For 2006, Cape May County’s unemployment rate ranged from a high of 10.5% in January 2005 to a low of under 4.5% during the summer months. Unemployment rates on a state and national basis have been relatively stable in the most recent 12 month period for which data is available.

Table 2.4

Cape Savings Bank

Unemployment Trends (1)

Region	Annual, 2006 Unemployment	June 2007 Unemployment
United States	4.6%	4.7%
New Jersey	4.6%	4.3%
Cape May County	6.8%	4.6%
Atlantic County	5.7%	5.9%

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

The retail deposit bases of the combined institutions are closely tied to the economic fortunes of the southeastern New Jersey area and, in particular, the market areas where branches are currently maintained for Cape Savings and Boardwalk Bancorp. Competition for deposits in the Bank’s primary market area is intense, which is the result of a number of factors including the relatively large size and growth characteristics of the markets served by the Bank, and its relative proximity to both the Philadelphia and New York markets.

As shown in Table 2.5, the Atlantic County deposit market is dominated by commercial banks which accounted for 89% of all deposits as of June 2006, while savings institutions maintained a 55% market share in Cape May County. Recent annual deposit growth rates for savings institutions are lower than commercial bank growth rates in both markets, equal to 3.9% in Cape May County and a decline of 2.1% in Atlantic County the 2003-2006 period. Importantly, the data reveals that the combined Cape Savings/Boardwalk Bancorp deposit base has been growing in excess of the market average in both Atlantic and Cape May Counties, and thus, has achieved an expanding market share. The combined market share was equal to 13.3% in Cape May County and 9.1% in Atlantic County, with Cape Savings having the largest pre-merger deposit market share of 11.9% in Cape May County. The combined institutions operate a total of 10 out of 61 branches in Cape May County (16% of all branches), and nine out of 85 branches in Atlantic County (11% of branches), with Boardwalk Bancorp having the largest pre-merger deposit market share of 6.0% in Atlantic County. These figures reveal a sizeable market area presence.

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Table 2.5

Cape Savings Bank

Deposit Summary

	As of June 30,
	2003			2006
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No. of Branches	Deposit Growth Rate 2003-2006
	(Dollars in Thousands)						(%)
State of New Jersey	$196,624,000	100.0%	3,102	$213,305,000	100.0%	3,279	2.8%
Commercial Banks	142,519,000	72.5%	2,250	153,075,000	71.8%	2,337	2.4%
Savings Institutions	54,105,000	27.5%	852	60,230,000	28.2%	942	3.6%

Cape May County	$2,211,789	100.0%	59	$2,528,495	100.0%	61	4.6%
Commercial Banks	960,996	43.4%	33	1,143,998	45.2%	32	6.0%
Savings Institutions	1,250,793	56.6%	26	1,384,497	54.8%	29	3.4%
Cape Savings Bank	267,790	12.1%	8	300,398	11.9%	8	3.9%
Boardwalk Bank	0	0.0%	0	36,813	1.5%	2	NM
Total Consolidated Deposits	267,790	12.1%	8	337,211	13.3%	10	8.0%

Atlantic County	$3,341,701	100.0%	82	$4,705,947	100.0%	85	12.1%
Commercial Banks	2,766,985	82.8%	63	4,167,473	88.6%	70	14.6%
Savings Institutions	574,716	17.2%	19	538,474	11.4%	15	-2.1%
Cape Savings Bank	121,204	3.6%	5	145,945	3.1%	5	6.4%
Boardwalk Bank	121,444	3.6%	1	282,855	6.0%	4	32.6%
Total Consolidated Deposits	242,648	7.3%	6	428,800	9.1%	9	20.9%

Source: FDIC.

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In addition to the deposit growth to be realized from the acquisition of Boardwalk Bancorp, future deposit growth may be enhanced by the Company’s expanded market presence following the acquisition. Pursuant to the Company’s strategic plan, Cape Bancorp will continue to evaluate opportunities to increase deposit market share through other acquisitions of financial institutions and at the same time will continue to evaluate opportunities to build deposit market share through establishing de novo branches in existing and complementary markets that will be served by the combined branch network.

Competition

The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Cape Bancorp. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies and independent mortgage brokers in originating mortgage loans. Table 2.6 lists the Company’s largest competitors in each of the primary market area counties, based on deposit market share as noted parenthetically. Deposit market share data for Cape Bancorp and Boardwalk Bancorp are also provided in Table 2.6.

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Table 2.6

Cape Savings Bank

Market Area Counties Deposit Competitors

Location	Name
Cape May County, NJ	Sturdy SB (14.7%)
PNC Bank, NA (13.5%)
Cape Savings Bank (11.9%)
Commerce Bank, NA (11.4%)
Crest Savings Bank (10.3%)
Ocean City Home Bank (8.8%)
1st Bank of Sea Isle City (8.2%)

Atlantic County, NJ	Bank of America NA (26.7%)
Commerce Bank, NA (21.3%)
Sun National Bank (9.2%)
Wachovia Bank NA (7.5%)
PNC Bank NA (6.4%)
Boardwalk Bank (6.0%)
Susquehanna Patriot Bank (4.9%)
Ocean City Home Bank (4.5%)

Sources: FDIC and SNL Financial.

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III. PEER GROUP ANALYSIS

Introduction

This chapter presents an analysis of Cape Savings’ operations versus a group of comparable companies (the “Peer Group”), selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Cape Bancorp is provided by these public companies. Factors affecting the Company’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Cape Savings and the Peer Group, will then be used as a basis for the valuation of Cape Bancorp’s to-be-issued common stock. Our comparative analysis of Cape Savings and the Peer Group took into consideration the pro forma impact of the acquisition of Boardwalk Bancorp. Such data was derived from the prospectus and RP Financial calculations.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions

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with comparable resources, strategies and financial characteristics. There are approximately 165 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Cape Bancorp will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Cape Bancorp. In the selection process, we applied the following “screen” to the universe of all public companies:

•

Screen #1. New Jersey institutions with assets less than $7.5 billion. Four companies met the criteria for Screen #1 and all were included in the Peer Group: American Bancorp, OceanFirst Financial Corp., Pamrapo Bancorp, Inc. and Provident Financial Services, Inc. Hudson City Bancorp, Inc. was the only fully converted institution in New Jersey that was excluded, due to its very large asset size. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in New Jersey.

•

Screen #2. Pennsylvania institutions with assets between $500 million and $2 billion, with a preference for Philadelphia area or eastern Pennsylvania institutions. Five companies met the criteria for Screen #2 and all were included in the Peer Group: Fidelity Bancorp, Inc., First Keystone Financial, Inc., Harleysville Savings Financial Corp., TF Financial Corp., and Willow Financial Bancorp, Inc. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in Pennsylvania.

•

Screen #3. New England institutions with assets between $500 million and $1 billion, with a preference for institutions that have completed a full stock conversion and a simultaneous merger. One company met the criteria for Screen #3 and was included in the Peer Group: Benjamin Franklin Bancorp, Inc. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts based in Massachusetts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Cape Savings, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Cape Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

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Table 3.1

Peer Group of Publicly-Traded Thrifts

September 2, 2007(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)
PFS	Provident Financial Services Inc. of NJ	NYSE	Jersey City, NJ	Thrift	$6,155	79	12-31	01/03	$16.80	$1,066
OCFC	OceanFirst Financial Corp. of NJ	NASDAQ	Toms River, NJ	Thrift	$1,978	17	12-31	07/96	$17.56	$216
WFBC	Willow Financial Bancorp Inc. of PA	NASDAQ	Maple Glen, PA	Thrift	$1,553	14	06-30	04/02	$12.42	$194
BFBC	Benjamin Franklin Bancorp Inc. of MA	NASDAQ	Franklin, MA	Thrift	$896	9	12-31	04/05	$13.38	$108
HARL	Harleysville Savings Financial Corp. of PA	NASDAQ	Harleysville, PA	Thrift	$778	5	09-30	08/87	$14.83	$57
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	$727	13	09-30	06/88	$16.00	$48
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$664	14	12-31	07/94	$27.05	$78
PBCI	Pamrapo Bancorp, Inc. of NJ	NASDAQ	Bayonne, NJ	Thrift	$636	9	12-31	11/89	$18.10	$90
ABNJ	American Bancorp of NJ	NASDAQ	Bloomfield, NJ	Thrift	$562	2	09-30	10/05	$11.10	$138
FKFS	First Keystone Financial, Inc. of PA	NASDAQ	Berwick, PA	Thrift	$525	8	09-30	01/95	$12.90	$31

NOTES:	(1) Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).
(2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(3) BIF-insured savings bank institution.

Source:	Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

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In aggregate, the Peer Group companies maintain a lower level of capital than the industry average (10.56% of assets versus 12.57% for all public companies), generate lower earnings as a percent of average assets (0.48% ROAA versus 0.53% for all public companies), and generate a lower return on equity (4.83% ROE versus 5.04% for all public companies). Overall, the Peer Group’s average P/B ratio and average P/E multiple were below the comparable averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,139	$1,447
Market capitalization ($Mil)	$413	$203
Equity/assets (%)	12.57%	10.56%
Return on average assets (%)	0.53%	0.48%
Return on average equity (%)	5.04%	4.83%

Pricing Ratios (Averages)(1)Price/earnings (x)	20.74x	18.68x
Price/book (%)	130.64%	118.68%
Price/assets (%)	16.46%	12.32%

(1)	Based on market prices as of August 31, 2007 – see Table 4.6.

Ideally, the Peer Group companies would be comparable to Cape Savings in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Cape Savings, as will be highlighted in the following comparative analysis. The financial data presented for Cape Savings includes the estimated pro forma impact of the acquisition of Boardwalk Bancorp, unless noted otherwise. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

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Financial Condition

Table 3.2 shows comparative balance sheet measures for Cape Savings and the Peer Group. Cape Savings’ and the Peer Group’s ratios reflect balances as of June 30, 2007, unless otherwise indicated for the Peer Group companies, with Cape Savings’ figures including the acquisition entries of Boardwalk Bancorp. Cape Savings’ net worth base of 11.3% was above the Peer Group’s net worth ratio of 10.6%. The difference between the Bank’s and the Peer Group’s tangible equity-to-assets ratios widened, as goodwill and intangibles were a more significant factor on the Bank’s balance sheet (5.3% of assets versus 2.1% for the Peer Group). The Bank’s pro forma tangible capital position (consolidated with the holding company) will increase with the addition of the stock proceeds to a level that will be more comparable to the Peer Group’s tangible capital ratio. Both the Bank’s and the Peer Group’s capital ratios reflected surpluses over the regulatory capital requirements. Regulatory capital ratios shown for the Bank are on a stand alone basis.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the largest component of their respective interest-earning assets. The Bank’s loans-to-assets ratio of 69.7% exceeded the comparable Peer Group ratio of 68.1%. Comparatively, the Peer Group’s cash and investments-to-assets ratio of 25.9% was above the comparable ratio for the Bank of 18.3%. Overall, Cape Savings’ interest-earning assets amounted to 88.0% of assets, which was less than the Peer Group’s ratio of 94.0%. The Bank’s lower ratio was largely attributable to the larger impact of goodwill, other intangibles and BOLI had on its balance sheet.

Cape Savings’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 74.3% of assets, which was above the Peer Group average of 68.5%. Borrowings, inclusive of subordinated debt, represented a more significant funding source for the Peer Group, as indicated by borrowings-to-assets ratios of 13.7% and 19.8% for the Bank and the Peer Group, respectively. Total interest-bearing liabilities maintained by Cape Savings and the Peer Group, as a percent of assets, equaled 88.0% and 88.3%, respectively. The Peer Group’s higher level of interest-bearing liabilities was caused by maintenance of a slightly lower level of capital.

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Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2007

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash & Equi - valents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Good- will & Intang	Tng Net Worth	MEMO: Pref.- Stock	Assets	MBS, Cash & Invest- ments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangi- ble	Core	Reg. Cap.
Cape Bancorp, Inc. of NJ
June 30, 2007		4.0%	14.3%	69.7%	74.3%	13.7%	0.0%	11.3%	5.3%	6.0%	0.0%	6.02%	-19.07%	9.18%	8.05%	-9.20%	14.10%	-25.01%	6.29%	6.29%	7.99%

All Public Companies
Averages		4.4%	19.8%	70.2%	68.7%	16.9%	0.7%	12.4%	1.1%	11.3%	0.0%	4.19%	-1.37%	7.81%	5.53%	-4.04%	2.52%	1.82%	10.79%	10.62%	17.79%
Medians		2.7%	18.2%	70.5%	70.6%	15.3%	0.0%	10.7%	0.1%	9.2%	0.0%	2.84%	-3.87%	7.19%	3.71%	-6.80%	2.37%	1.85%	9.37%	9.33%	15.05%

State of NJ
Averages		4.1%	24.9%	65.6%	69.1%	13.9%	0.3%	15.6%	0.9%	14.7%	0.0%	1.76%	-6.26%	12.30%	5.95%	0.52%	-4.18%	-5.79%	12.89%	12.89%	26.45%
Medians		3.4%	24.6%	65.2%	71.5%	12.2%	0.0%	15.2%	0.0%	13.2%	0.0%	2.72%	-11.52%	9.83%	5.61%	-10.13%	-5.85%	-6.64%	11.28%	11.28%	25.72%

Comparable Group
Averages		3.9%	22.0%	68.1%	68.5%	19.0%	0.8%	10.6%	2.1%	8.5%	0.0%	0.48%	-2.07%	1.49%	5.07%	-13.04%	1.74%	0.45%	9.79%	9.23%	15.53%
Medians		2.9%	19.0%	66.9%	70.5%	15.0%	0.5%	9.6%	0.2%	7.2%	0.0%	-0.49%	-0.93%	-1.74%	1.97%	-11.72%	1.62%	-0.38%	9.16%	8.88%	15.27%

Comparable Group
ABNJ	American Bancorp of NJ	8.0%	11.1%	75.8%	72.9%	7.0%	0.0%	18.8%	0.0%	18.8%	0.0%	10.45%	2.47%	10.74%	25.47%	-16.91%	-17.37%	-17.37%	15.62%	15.62%	25.72%
BFBC	Benjamin Franklin Bancorp Inc. of MA	8.0%	18.2%	66.6%	70.8%	14.8%	1.0%	12.0%	4.1%	7.9%	0.0%	-0.07%	13.53%	-4.33%	0.86%	-5.38%	-1.74%	-1.62%	9.60%	9.60%	14.72%
FSBI	Fidelity Bancorp, Inc. of PA	1.5%	32.6%	62.7%	59.6%	31.5%	1.4%	6.3%	0.4%	5.9%	0.0%	-0.15%	-13.22%	8.79%	3.20%	-7.44%	10.20%	11.02%	NA	7.42%	12.91%
FKFS	First Keystone Financial, Inc. of PA	7.8%	28.4%	58.0%	69.2%	19.9%	2.9%	6.5%	0.0%	6.5%	0.0%	-0.82%	10.97%	-6.18%	1.90%	-13.31%	24.90%	24.90%	9.31%	9.33%	15.82%
HARL	Harleysville Savings Fin. Corp. of PA	1.0%	42.2%	53.0%	55.7%	37.0%	0.0%	6.3%	0.0%	6.3%	0.0%	0.38%	-9.14%	8.92%	-0.14%	0.62%	2.15%	2.15%	NA	6.55%	13.43%
OCFC	OceanFirst Financial Corp. of NJ	1.4%	7.7%	86.6%	66.1%	25.2%	1.4%	6.3%	0.0%	6.3%	0.0%	-5.85%	-17.00%	-4.99%	-5.16%	-6.66%	-7.73%	-6.92%	6.26%	6.26%	10.03%
PBCI	Pamrapo Bancorp, Inc. of NJ	5.0%	23.5%	69.7%	75.7%	14.0%	0.0%	9.2%	0.0%	9.2%	0.0%	-1.19%	-0.02%	-1.41%	0.86%	-10.13%	-1.48%	-1.48%	8.73%	8.73%	16.10%
PFS	Provident Financial Serv. Inc. of NJ	1.7%	19.1%	66.2%	70.5%	11.6%	0.0%	16.9%	8.5%	8.4%	0.0%	5.02%	-10.49%	8.92%	10.36%	-15.93%	1.67%	-12.60%	11.28%	11.28%	16.16%
THRD	TF Financial Corp. of Newtown PA	0.9%	18.8%	75.3%	73.7%	15.1%	0.0%	10.0%	0.7%	9.3%	0.0%	-1.50%	4.04%	-3.44%	2.05%	-18.62%	5.29%	5.75%	9.02%	9.02%	16.36%
WFBC	Willow Financial Bancorp Inc. of PA	4.0%	18.6%	67.2%	70.6%	13.5%	1.6%	13.3%	7.1%	6.2%	0.0%	-1.48%	-1.85%	-2.07%	11.26%	-36.64%	1.56%	0.72%	8.50%	8.50%	14.00%

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

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Page 3.7

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is stronger than Cape Savings’ ratio, based on ratios of 100.0% and 106.5% for the Bank and the Peer Group, respectively. The additional capital realized from stock proceeds should serve to provide Cape Savings with an IEA/IBL ratio that is more comparable to the Peer Group’s ratio, as the increase in capital realized from the stock proceeds will lessen the proportion of interest-bearing liabilities funding assets and on the asset size the proceeds will more than offset the investment funds that were utilized to fund the cash costs of the Boardwalk Bancorp acquisition. At the same time, the Bank’s higher level of goodwill and intangibles will continue to result in a lower interest-earning assets-to-assets ratio than maintained by the Peer Group.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Cape Savings’ growth rates were based on annualized growth for the 18 month period ended at June 30, 2007, while the Peer Group’s growth rates were based on annual growth for the 12 months ended June 30, 2007, unless indicated otherwise for the Peer Group companies. The Bank’s growth rates reflect growth of both Cape Savings and Boardwalk Bancorp over the same 18 month time period. Asset growth rates for the Bank and the Peer Group equaled 6.0% and 0.5%, respectively. Loan growth of 9.2% was the primary source of the Bank’s asset growth, while cash and investments decreased at a 19.1% annual rate. The lower growth rate reflected for cash and investments includes the loss of funds that will be used to fund the cash portion of the Boardwalk Bancorp consideration and related after-tax acquisition and merger costs. Comparatively, the Peer Group recorded loan growth of 1.5% and a 2.1 % decrease in cash and investments.

Cape Savings’ and Boardwalk Bancorp’s combined annualized deposit growth over the most recent 18 month period was 8.1%, versus 5.1% for the Peer Group, while the combined institutions’ borrowings declined by an annual rate of 9.2%, versus a decline of 13.0% for the Peer Group. The Peer Group’s 1.7% capital growth rate reflects the retention of earnings partially offset by dividend payments and stock repurchases. Comparatively, the combined institutions’ significantly higher capital growth rate of 14.1% was substantially attributable to the exercise of warrants by Boardwalk Bancorp shareholders in the most recent 18 month period, and from the issuance of stock to fund 50% of the consideration to be paid for the acquisition of

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Boardwalk Bancorp. However, as the result of the goodwill and intangibles that will be created by the Boardwalk Bancorp acquisition, the Bank’s tangible net worth growth rate reflected a decline of 25.0%.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended June 30, 2007. The Bank’s earnings have been adjusted to reflect the pro forma impact of the Boardwalk Bancorp acquisition, unless otherwise noted. For the period shown in Table 3.3, Cape Savings and the Peer Group reported net income to average assets ratios of 0.41% and 0.48%, respectively. The Peer Group’s higher return was realized through higher non-interest income, lower operating expenses and lower loan loss provisions, offset in part by lower net interest income and a higher tax rate.

The Bank’s higher net interest income ratio was the result of a higher interest income ratio, which was partially offset by a higher interest expense ratio. Yields and costs reflected in Table 3.3 were calculated on a combined basis, based on earning assets and costing liabilities in portfolio, not including the mark-to-market yield adjustments. The Bank maintained a higher yield on interest-earning assets (6.54% versus 5.79% for the Peer Group), with the Bank’s interest income ratio supported by the structure of the combined loan portfolio which contains a large percentage of non-residential real estate loans. Comparatively, the Peer Group maintained a lower cost of funds than the Bank (3.35% versus 3.72% for the Bank), which results in the Peer Group’s lower interest expense ratio of 2.95% versus 3.10% for the Bank. Overall, Cape Savings and the Peer Group reported net interest income to average assets ratios of 2.84% and 2.50%, respectively.

In another key area of core earnings strength, the Bank (combined with Boardwalk Bancorp) maintained a higher level of operating expenses than the Peer Group. Cape Savings’ operating expense to average assets ratio, including the expense of amortizing intangibles, equaled 2.63% for the twelve month period, versus a comparable ratio of 2.28% for the Peer Group. Cape Savings’ higher level of general and administrative expenses can in part be explained by maintenance of a comparatively higher number of employees relative to its asset size. Before factoring in any staffing reductions that may result following the acquisition, assets per full time equivalent employee equaled $4.7 million for the Bank versus a comparable measure of $5.9 million for the Peer Group.

RP® Financial, LC.

Page 3.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2007

		Net Interest Income						Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Good will Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld- Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Cape Bancorp, Inc. of NJ
June 30, 2007		0.41%	5.94%	3.10%	2.84%	0.09%	2.75%	0.00%	0.00%	0.47%	0.47%	2.63%	0.00%	-0.06%	0.00%	6.54%	3.72%	2.82%	$4,695	21.91%

All Public Companies
Averages		0.50%	5.82%	3.09%	2.73%	0.11%	2.63%	0.03%	0.00%	0.62%	0.65%	2.56%	0.02%	0.07%	0.00%	6.19%	3.57%	2.62%	$5,505	32.38%
Medians		0.55%	5.74%	3.10%	2.72%	0.06%	2.62%	0.00%	0.00%	0.50%	0.52%	2.49%	0.00%	0.01%	0.00%	6.05%	3.62%	2.67%	$4,522	32.63%

State of NJ
Averages		0.64%	5.31%	2.86%	2.45%	0.04%	2.41%	0.00%	0.00%	0.40%	0.40%	2.00%	0.01%	-0.04%	0.00%	5.66%	3.40%	2.26%	$8,948	32.36%
Medians		0.45%	5.26%	2.86%	2.64%	0.04%	2.54%	0.00%	0.00%	0.39%	0.39%	2.16%	0.00%	0.00%	0.00%	5.62%	3.36%	2.48%	$6,629	31.96%

Comparable Group
Averages		0.48%	5.46%	2.95%	2.50%	0.05%	2.45%	0.02%	0.00%	0.48%	0.50%	2.24%	0.04%	-0.07%	0.01%	5.79%	3.35%	2.44%	$5,921	30.85%
Medians		0.50%	5.50%	2.81%	2.63%	0.04%	2.61%	0.01%	0.00%	0.52%	0.53%	2.35%	0.00%	0.02%	0.00%	5.77%	3.21%	2.65%	$5,745	30.78%

Comparable Group
ABNJ	American Bancorp of NJ	0.18%	5.25%	2.89%	2.36%	0.08%	2.28%	0.00%	0.00%	0.25%	0.25%	2.27%	0.00%	0.01%	0.00%	5.50%	3.75%	1.75%	$7,701	33.29%
BFBC	Benjamin Franklin Bancorp Inc. of MA	0.40%	5.21%	2.60%	2.61%	0.02%	2.58%	0.08%	0.00%	0.61%	0.68%	2.69%	0.10%	-0.20%	0.00%	5.62%	3.00%	2.61%	$5,745	NM
FSBI	Fidelity Bancorp, Inc. of PA	0.57%	5.54%	3.61%	1.93%	0.11%	1.82%	0.05%	-0.02%	0.44%	0.47%	1.70%	0.01%	0.06%	0.06%	5.72%	3.88%	1.83%	$4,979	19.64%
FKFS	First Keystone Financial, Inc. of PA	0.13%	5.46%	3.51%	1.95%	0.16%	1.79%	0.00%	-0.02%	0.65%	0.63%	2.43%	0.00%	-0.05%	0.00%	5.82%	3.79%	2.03%	$4,522	NM
HARL	Harleysville Savings Fin. Corp. of PA	0.43%	5.19%	3.67%	1.53%	0.00%	1.53%	0.00%	0.00%	0.21%	0.21%	1.21%	0.00%	0.02%	0.00%	5.38%	3.95%	1.44%	$9,048	20.51%
OCFC	OceanFirst Financial Corp. of NJ	-0.08%	5.80%	3.10%	2.70%	0.03%	2.67%	0.02%	0.00%	0.61%	0.63%	2.60%	0.06%	-0.80%	0.00%	6.04%	3.36%	2.68%	$4,129	46.95%
PBCI	Pamrapo Bancorp, Inc. of NJ	0.87%	5.86%	2.74%	3.12%	0.06%	3.07%	0.01%	0.00%	0.38%	0.40%	2.14%	0.00%	0.07%	0.00%	5.97%	3.05%	2.92%	$6,629	37.25%
PFS	Provident Financial Serv. Inc. of NJ	0.87%	4.93%	2.27%	2.66%	0.03%	2.63%	0.00%	0.00%	0.53%	0.53%	2.02%	0.06%	0.14%	0.00%	5.62%	2.78%	2.84%	$7,017	29.19%
THRD	TF Financial Corp. of Newtown PA	0.80%	5.73%	2.57%	3.16%	0.00%	3.16%	0.01%	0.00%	0.51%	0.52%	2.62%	0.00%	0.05%	0.00%	6.02%	2.89%	3.13%	$3,513	27.61%
WFBC	Willow Financial Bancorp Inc. of PA	0.60%	5.58%	2.59%	2.99%	0.04%	2.95%	0.00%	0.02%	0.66%	0.68%	2.70%	0.13%	0.01%	0.00%	6.21%	3.02%	3.18%	NM	32.36%

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP Financial, LC.

Page 3.10

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were stronger than the Bank’s. Expense coverage ratios posted by Cape Savings and the Peer Group equaled 1.08x and 1.10x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

Sources of non-interest operating income were a larger contributor to the Peer Group’s earnings, with such income amounting to 0.47% and 0.50% of Cape Savings’ and the Peer Group’s average assets, respectively. The Bank’s non-interest income is supported by the BOLI revenue, along with the level of fees and service charges from banking operations. Boardwalk Bancorp’s bank operations, which typically have higher fee income than savings institutions, also support this level of non-interest income. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s core earnings, Cape Savings’ efficiency ratio of 79.5% was less favorable than the Peer Group’s efficiency ratio of 76.0%.

Loan loss provisions (including both Cape Savings and Boardwalk Bancorp) had a more significant impact on the Bank’s earnings, amounting to 0.09% and 0.05% of the Bank’s and the Peer Group’s average assets, respectively. The higher level of loss provisions established by the Bank was consistent with its greater rate of loan growth reported in the most recent periods.

Net gains and losses were modest factors in the Bank’s and the Peer Group’s earnings. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution’s core earnings. Such non-operating items totaled a loss of 0.06% of average assets for the Bank and 0.07% of average assets for the Peer Group.

RP Financial, LC.

Page 3.11

Taxes had a larger impact on the Peer Group’s earnings, as Cape Savings and the Peer Group posted effective tax rates of 21.91% and 30.85%, respectively.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investments in mortgage-backed securities, loans serviced for others and risk-weighted assets. Cape Savings’ ratios include the pro forma impact of the Boardwalk Bancorp acquisition. The information presented for the Bank and the Peer Group reflect data as of June 30, 2007, unless otherwise indicated for the Peer Group companies. In comparison to the Peer Group, the Bank’s loan portfolio composition reflected a lower concentration in the aggregate of 1-4 family residential mortgage loans and mortgage-backed securities (31.3% of assets versus 57.5% for the Peer Group). In comparison to Cape Savings, the Peer Group maintained higher concentrations of both mortgage-backed securities and 1-4 family loans. Loans serviced for others represented a more significant off-balance sheet item for the Peer Group in terms of balance of loans serviced ($161.3 million versus $8.1 million for the Bank) while the Bank maintain a higher balance as a percent of on-balance sheet assets (0.8% versus 0.1% for the Peer Group). Relatively small balances of loans serviced for others translated into modest balances of loan servicing intangibles for the Bank and the Peer Group.

Diversification into higher risk types of lending (construction/development/land and multi-family and nonresidential real estate loans) was generally more significant for the Bank. Multi-family and nonresidential real estate loans represented the most significant area of loan portfolio diversification for Cape Savings, with such loans equaling 37.3% of assets. Comparatively, the Peer Group’s multi-family and nonresidential real estate loan portfolio equaled 16.3% of assets. Construction/land loans, equal to 6.3% of assets, constituted the most significant area of lending diversification for the Bank versus 4.4% of assets for the Peer Group. Commercial business loans and consumer loans were minor areas of lending diversification for both the Bank and the Peer Group. Consistent with Cape Savings’ more significant lending diversification into higher risk types of loans, the Bank’s risk weighted assets-to-assets ratio of 75.3% exceeded the comparable Peer Group ratio of 62.2%.

RP® Financial, LC.

Page 3.12

Table 3.4

Cape Bancorp, Inc.

Comparative Loan Composition and Credit Risk Measures

		Loan Composition
Ticker	Company Name	MBS/ Assets	Const/Dev Lns/ Assets	1-4 Fam Lns/ Assets	Multi- Unit Comm RE/Assets	C & I Lns/ Assets	Cons Loans/ Assets	RW Assets/ Assets	Loans Serv. for Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
—	Cape Bancorp, Inc.	6.05%	6.27%	25.27%	37.28%	2.65%	0.21%	75.34%	8,090	57

	Peer Group
	Average	13.61%	4.36%	43.89%	16.26%	2.86%	1.46%	62.23%	161,302	1,225
	Median	12.79%	4.52%	42.98%	16.47%	2.71%	0.31%	62.44%	45,761	208

ABNJ	American Bank of New Jersey	7.69%	6.05%	53.67%	16.92%	1.22%	0.12%	62.56%	19,722	88
BFBC	Benjamin Franklin Bank	6.51%	7.59%	28.36%	27.14%	3.86%	0.27%	70.34%	172,158	729
FSBI	Fidelity Savings Bank	12.62%	4.66%	42.79%	11.74%	3.54%	0.46%	65.46%	0	0
FKFS	First Keystone Bank	21.20%	4.19%	38.21%	11.75%	4.48%	0.24%	62.06%	47,569	261
HARL	Harleysville Savings Bank	26.00%	0.99%	50.48%	1.56%	0.14%	0.16%	49.44%	3,754	0
OCFC	OceanFirst Bank	3.10%	1.93%	68.88%	14.25%	2.17%	0.03%	68.09%	1,038,988	9,653
PBCI	Pamrapo Savings Bank, SLA	21.07%	1.89%	43.18%	23.17%	1.34%	0.36%	56.75%	1,750	0
PFS	Provident Bank	12.96%	4.39%	35.18%	21.27%	3.24%	2.85%	67.19%	230,903	955
THRD	Third Federal Bank	13.41%	6.43%	51.64%	16.02%	1.03%	0.53%	58.12%	43,952	405
WFBC	Willow Financial Bank	11.56%	5.43%	26.55%	18.74%	7.55%	9.58%	62.32%	54,226	155

Source: SNL Financial, LC.

RP Financial, LC.

Page 3.13

Credit Risk

Overall, the credit risk factors associated with Cape Savings’ and the Peer Group’s balance sheets were considered to be indicative of modest credit risk exposure. Cape Savings’ ratios include the pro forma impact of the Boardwalk Bancorp acquisition. As shown in Table 3.5, Cape Savings’ ratio of NPAs and accruing loans that are more than 90 days past due as a percent of assets was below the comparable Peer Group ratio (0.41% versus 0.45% for the Peer Group). Cape Savings’ non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was higher than the Peer Group’s ratio (0.59% versus 0.46% for the Peer Group). Loss reserves were stronger for the Bank relative to non-performing loans (175.3% versus 115.0% for the Peer Group) and loans (1.03% versus 0.76% for the Peer Group). Net loan charge-offs were similar for both the Bank and the Peer Group, in terms of the dollar amount, but higher for the Peer Group as a percent of the respective loan balances.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. The Bank’s ratios for “Balance Sheet Measures” reflect the pro forma impact of the Boardwalk Bancorp acquisition. The “Quarterly Change In Net Interest Income” figures reflect Cape Savings’ operations only, due to the absence of data for the merged entity. Additionally, the historical fluctuations in the net interest margins of the other institutions are considered to be less meaningful for purposes of analyzing interest rate risk of the combined entity, since the interest rate sensitive assets and liabilities of those institutions will be marked-to-market based on prevailing interest rates at the time the acquisition and mergers become effective.

In terms of balance sheet composition, Cape Savings’ interest rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, the Bank’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. Likewise, the Peer Group’s lower level of non-interest earning assets represented a positive consideration in terms of capacity to generate higher interest income than the Bank. On a pro forma basis, the infusion of stock proceeds should serve to narrow the differences between the Bank’s and the Peer Group’s ratios, although, due to the Bank’s higher level of goodwill and intangibles, the Bank is expected to continue to maintain a higher ratio for non-interest earning assets.

RP® Financial, LC.

Page 3.14

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2007 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Cape Bancorp, Inc. of NJ		0.00%	0.41%	0.59%	1.03%	175.27%	174.99%	$232	0.03%

All Public Companies
Averages		0.09%	0.60%	0.61%	0.84%	236.18%	205.29%	$486	0.11%
Medians		0.01%	0.39%	0.43%	0.79%	178.00%	117.11%	$62	0.03%

State of NJ
Averages		0.02%	0.55%	0.27%	0.58%	309.20%	277.91%	$34	0.02%
Medians		0.00%	0.15%	0.14%	0.60%	134.34%	84.15%	$2	0.00%

Comparable Group
Averages		0.00%	0.45%	0.46%	0.76%	114.95%	188.18%	$249	0.13%
Medians		0.00%	0.46%	0.44%	0.65%	97.22%	141.86%	$27	0.02%

Comparable Group
ABNJ	American Bancorp of NJ	0.00%	NA	NA	0.57%	NA	NA	$0	0.00%
BFBC	Benjamin Franklin Bancorp Inc. of MA	0.00%	0.33%	0.44%	0.98%	163.66%	203.26%	$18	0.01%
FSBI	Fidelity Bancorp, Inc. of PA	0.01%	NA	0.57%	0.63%	102.32%	NA	$33	0.03%
FKFS	First Keystone Financial, Inc. of PA	0.00%	0.49%	0.44%	1.05%	194.00%	136.57%	$391	0.51%
HARL	Harleysville Savings Fin. Corp. of PA	0.00%	0.06%	0.06%	0.47%	NA	394.73%	$3	0.00%
OCFC	OceanFirst Financial Corp. of NJ	0.02%	0.92%	1.02%	0.62%	92.12%	55.95%	$68	0.02%
PBCI	Pamrapo Bancorp, Inc. of NJ	0.00%	0.60%	0.15%	0.67%	80.22%	73.42%	$0	0.00%
PFS	Provident Financial Serv. Inc. of NJ	0.01%	0.15%	0.19%	0.89%	NA	391.26%	$56	-0.01%
THRD	TF Financial Corp. of Newtown PA	0.00%	0.42%	0.56%	0.57%	57.40%	103.13%	$20	0.02%
WFBC	Willow Financial Bancorp Inc. of PA	0.00%	0.59%	0.68%	1.16%	NA	147.14%	$1,902	0.73%

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.

Page 3.15

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2007 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
		Equity/ Assets	IEA/ IBL
Institution					6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Cape Bancorp, Inc. of NJ		6.0%	100.0%	12.0%	0	-5	-9	-1	-7	2

All Public Companies		11.3%	110.0%	5.7%	1	0	-8	-6	-3	0
State of NJ		14.7%	114.1%	5.4%	-6	6	-9	-7	-9	4

Comparable Group
Averages		8.5%	106.7%	5.9%	-4	0	-7	-9	-4	-1
Medians		7.2%	105.4%	5.1%	-7	3	-11	-9	-3	0

Comparable Group
ABNJ	American Bancorp of NJ	18.8%	118.7%	5.1%	-7	-17	-14	-7	-3	7
BFBC	Benjamin Franklin Bancorp Inc. of MA	7.9%	107.1%	7.2%	13	12	20	2	-4	-9
FSBI	Fidelity Bancorp, Inc. of PA	5.9%	104.6%	3.2%	2	9	-1	0	-4	4
FKFS	First Keystone Financial, Inc. of PA	6.5%	102.4%	5.8%	-10	12	-11	-17	-2	3
HARL	Harleysville Savings Fin. Corp. of PA	6.3%	103.9%	3.7%	-7	7	-12	-11	1	11
OCFC	OceanFirst Financial Corp. of NJ	6.3%	103.3%	4.2%	-27	13	-11	-3	-28	-2
PBCI	Pamrapo Bancorp, Inc. of NJ	9.2%	109.5%	1.8%	-12	-4	-19	-11	-11	-5
PFS	Provident Financial Serv. Inc. of NJ	8.4%	106.0%	13.0%	10	-6	-7	-16	0	2
THRD	TF Financial Corp. of Newtown PA	9.3%	107.0%	5.0%	-6	-29	2	-5	7	-11
WFBC	Willow Financial Bancorp Inc. of PA	6.2%	104.8%	10.2%	1	-1	-16	-20	1	-14

NA=Change is greater than 100 basis points during the quarter.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP Financial, LC.

Page 3.16

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Cape Savings and the Peer Group. In general, the relative fluctuations in the Bank’s and the Peer Group’s net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, Cape Savings and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Cape Savings’ assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Cape Bancorp. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP Financial, LC.

Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the operations and financial conditions of the combined institutions; (2) monitor the operations

RP Financial, LC.

Page 4.2

and financial conditions of the combined institutions relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Cape Bancorp’s value, or Cape Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group, incorporating the Boardwalk Bancorp acquisition and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of Cape Bancorp coming to market at this time.

RP Financial, LC.

Page 4.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets. The Company’s interest-earning asset composition exhibited a similar concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans (primarily commercial mortgage loans). The Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio. Cape Bancorp’s funding composition reflected a higher level of deposits and a lower level of borrowings in comparison to the Peer Group’s ratios.

•

As a percent of assets, the Company maintained a lower level of interest-earning assets and a higher level of interest-bearing liabilities relative to the Peer Group’s measures, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Company’s IEA/IBL ratio to a ratio that is above the Peer Group’s ratio, although the Company will continue to maintain a higher level of non-interest earning assets compared to the Peer Group. The Company’s higher level of non-interest earning assets is largely due to the higher level of goodwill and intangibles that will be maintained by the Company following the acquisition of Boardwalk Bancorp. On balance, RP Financial concluded that the Company’s pro forma asset/liability composition was a positive factor in our adjustment for financial condition.

•

Credit Quality. The Company maintained similar ratios of non-performing assets-to-assets and non-performing loans-to-loans. Reserves as a percent of loans were higher for Cape Bancorp, while reserves as a percent of total NPAs were similar for both. Net loan charge-offs were higher for the Company than the Peer Group The Company’s more significant diversification into higher risk types of lending translated in a higher risk weighted assets-to-assets ratio. Overall, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (18.3% of assets versus 25.9% for the Peer Group). The Company’s cash and investments ratio reflects the reduction in cash and investments to fund the cash consideration to be paid for the acquisition of Boardwalk Bancorp, but does not reflect the impact of the stock offering. Accordingly, after taking into account the pro forma impact of the stock offering, the Company’s cash and investments ratio will be more comparable to

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Page 4.4

the Peer Group’s ratio. The Company’s future borrowing capacity was considered to be higher than the Peer Group’s, based on Cape Bancorp’s current lower utilization of borrowings. Overall, RP Financial concluded that this was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. The Peer Group maintained a lower cost of funds than the Company. In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group, which was attributable to Cape Bancorp’s lower capital position. Following the stock offering, the increase in the Company’s capital position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio that is less than the Peer Group’s ratio. Overall, RP Financial concluded that the Company’s lower pro forma ratio of interest-bearing liabilities funding assets was offset by the Peer Group’s lower cost of funds. Accordingly, we concluded that this was a neutral factor in our adjustment for financial condition.

•

Capital. The Company maintains lower pre-conversion capital ratios than the Peer Group on a reported basis and on a tangible capital basis. After factoring in stock proceeds, the Company’s tangible capital position should be moderately higher than the Peer Group, providing for more leverage capability. Accordingly, RP Financial concluded that capital strength was a positive factor in our adjustment for financial condition.

On balance, Cape Bancorp’s pro forma financial condition was considered to be somewhat more favorable in comparison to the Peer Group’s. Accordingly, a slight upward valuation adjustment was warranted for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.41% of average assets versus 0.48% for the Peer Group). Lower loan loss provisions, a higher level of non-interest operating income and a lower level of operating expenses supported the Peer Group’s higher return. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds

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expected to be somewhat offset by operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s reported earnings were considered to be somewhat unfavorable to the Peer Group’s and, thus, the Company’s reported earnings were considered as a slightly negative factor in our adjustment for the Company’s profitability growth and viability of earnings.

•

Core Earnings. Both the Company’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a higher net interest income ratio, a lower level of non-interest operating income and a higher operating expense ratio. The Company’s lower net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.08x versus 1.10x for the Peer Group). Similarly, the Company’s efficiency ratio of 80% was less favorable than the Peer Group’s efficiency ratio of 76%. Loss provisions had a more significant impact on the Company’s earnings and the Company maintained a lower effective tax rate than the Peer Group. Overall, these measures, as well as the expected earnings benefit the Company should realize from the redeployment of stock proceeds into interest-earning assets net of the additional expenses associated with the stock benefit plans, indicate that the Company’s core earnings were somewhat less favorable to the Peer Group’s. Accordingly, the Company’s core earnings were considered a somewhat negative factor in our adjustment for the Company’s profitability growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that the degree of volatility associated with the Company’s and the Peer Group’s net interest margins were fairly comparable. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should narrow the current advantages reflected in the Peer Group’s ratios. Overall, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a larger factor in the Company’s earnings (0.09% of average assets versus 0.05% for the Peer Group), although such levels were not material for both. In terms of future exposure to credit quality related losses, the Company maintained a higher degree of lending diversification into higher risk types of loans. The Company’s credit quality measures showed generally similar ratios for non-performing assets and non-performing loans and reserve coverage ratios. Overall, RP Financial concluded that earnings credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP Financial, LC.

Page 4.6

•

Earnings Growth Potential. Earnings growth facilitated by acquisition related growth was considered to be more favorable for the Company pursuant to the increase in earnings that will be provided by the acquisition of Boardwalk Bancorp (exclusive of merger synergies). Following the infusion of stock proceeds, the Company’s earnings growth potential with respect to leverage capacity will be greater than the Peer Group’s leverage capacity based on the higher pro forma tangible equity ratio. The Company’s similar level of non-interest income implies comparable earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Overall, the Company’s earnings growth potential appears to be slightly more favorable than the Peer Group’s, and, thus, we concluded that this was a positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. The Company’s pro forma return on equity will be below the comparable averages for the Peer Group and the industry, which will be attributable to a combination of Cape Bancorp’s lower pro forma return on assets and higher pro forma capital position on a reported basis. In view of the lower capital growth rate that will be imposed by Cape Bancorp’s lower ROE, we concluded that this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

Overall, the upward adjustment applied for the Company’s earnings growth potential was not completely offset by the neutral adjustments applied for the Company’s reported earnings, core earnings and interest rate risk, and slightly negative adjustment for return on equity. Accordingly, RP Financial concluded that a slight downward valuation adjustment was warranted for the Company’s profitability, growth and viability of earnings.

3.	Asset Growth

Cape Bancorp’s asset growth (combined with Boardwalk Bancorp’s growth) over the most recent 12 months was higher than the Peer Group’s asset growth, and Company has reported higher loan growth than the Peer Group over the same time period. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be higher than the Peer Group’s ratio, indicating greater leverage capacity than maintained by the Peer Group. The expansion of market area and customer base resulting from the acquisitions should also facilitate growth opportunities for the Company, as operations will be conducted in Cape May, Atlantic and Cumberland Counties. On balance, we believe a slight upward adjustment was warranted for this factor.

RP Financial, LC.

Page 4.7

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Cape Bancorp’s primary market area for loans and deposits is considered to be Cape May and Atlantic Counties, and to a lesser extent, Cumberland County, which incorporates the markets served by Boardwalk Bancorp as well. Cape May County is a relatively moderate growth county in terms of population and household income since 2000, with such growth falling slightly below the comparable New Jersey and U.S. growth rates, while Atlantic County has reported higher growth rates in excess of the comparable averages. Both counties contain relatively strong economies, and serve as tourism and recreation destinations, with the attraction of the ocean and related lifestyle. Household incomes for both market area counties are similar to national averages, but below the comparable respective measures for New Jersey.

Overall, the markets served by the Peer Group companies were viewed as having fairly comparable growth characteristics as the Company’s primary market area. On average, the Peer Group companies serve markets with higher population bases as Cape May County, which were growing at a slightly higher pace. The primary market areas served by the Peer Group companies had average and median per capita income measures that were lower than Cape May County’s per capita income, while per capita income as a percent of the state average was higher for the Peer Group companies compared to Cape May County’s per capita income as a percent of New Jersey’s per capita income. The average and median deposit market shares maintained by the Peer Group companies was noticeably lower than the Company’s market share of deposits in Cape May County. In general, the degree of competition faced by the Peer Group companies was viewed as being fairly comparable to the Company’s competitive environment. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, Cape May County’s June 2007 unemployment rate was consistent with the majority of unemployment rates indicated for the markets served by the Peer Group companies. On balance, we concluded that a slight upward adjustment was appropriate for the Company’s market area.

RP Financial, LC.

Page 4.8

Table 4.1

Market Area Unemployment Rates

Cape Bancorp, Inc. and the Peer Group Companies (1)

		June 2007
	County	Unemployment
Cape Bancorp, Inc. -NJ	Cape May	4.6%

The Peer Group		4.3%

American Bancorp - NJ	Essex	5.3
Benjamin Franklin Bancorp, Inc. - MA	Norfolk	4.4
Fidelity Bancorp, Inc. - PA	Allegheny	3.2
First Keystone Financial, Inc. - PA	Delaware	4.5
Harleysville Savings Fin. Corp. - MD	Montgomery	3.4
OceanFirst Financial Corp. - NJ	Ocean	4.1
Pamrapo Bancorp, Inc. - NJ	Hudson	3.7
Provident Financial Services, Inc. - NJ	Hudson	5.3
TF Financial Corp. - PA	Bucks	5.5
Willow Financial Bancorp - PA	Chester	4.0

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.44% to 5.08%. The average dividend yield on the stocks of the Peer Group institutions equaled 3.02% as of August 31, 2007. As of August 31, 2007, approximately 82% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.84%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

RP Financial, LC.

Page 4.9

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group companies trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $31.4 million to $1.1 billion as of August 31, 2007, with average and median market values of $202.7 million and $99.1 million, respectively. The shares issued and outstanding to the shareholders of the Peer Group members ranged from 2.4 million to 63.4 million, with average and median shares outstanding of 12.9 million and 6.5 million, respectively. The Company’s pro forma market value will be between the average and median market values of the Peer Group, while shares outstanding for the Company will above all but one of the Peer Group companies. The Company’s stock will be quoted on the NASDAQ Global Market System following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Cape Bancorp: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in New Jersey. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

RP Financial, LC.

Page 4.10

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks traded in a narrow range before strengthening at the end of August 2006 and into early-September, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The Dow Jones Industrial Average (“DJIA”) moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in the DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to the rally in the broader market. Stocks traded in a

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narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve’s late-January meeting concluded with no change in rates. The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February. A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve’s decision to hold rates steady further strengthened the rebound in the stock market as investors were buoyed by the Federal Reserve’s assessment that the economy would continue to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.

Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of

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Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that help to sustain the rally. Stocks eased lower in late-May, reflecting profit taking and concerns about a pullback in China’s stock market. Inflation worries and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June. Stocks generally traded lower in the second half of June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.

The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at the September meeting. As an indication of the general trends in the nation’s stock markets over the past year, as of August 31, 2007 the DJIA closed at 13357.74 an increase of 17.4% from one year ago and an increase of 7.2% year-to-date, and the NASDAQ closed at 2596.36 an increase of 18.9% from one year ago and an increase of 7.5% year-to-date. The Standard & Poors 500 Index closed at 1473.99 on August 31 2007 an increase of 13.1% from one year ago and an increase of 3.9% year-to-date.

RP Financial, LC.

Page 4.13

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market. Thrift stocks trended lower in late-August 2006 reflecting concerns of a slowdown in housing, while a favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

Thrift stocks traded lower at the beginning of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve meeting provided for a choppy trading market for thrift issues in mid- and late-January. Thrift stocks posted gains in late-January and early-February, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February

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sell-off triggered by the downturn in China’s stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter of 2007. In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.

The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor and Moody’s announced plans to downgrade securities backed by subprime mortgages. Bargain

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hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the volatility exhibited in the broader market volatility in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve’s next meeting. On August 31, 2007, the SNL Index for all publicly-traded thrifts closed at 1,537.5 a decrease of 8.7% from one year ago and a decrease of 16.0% year-to-date. The SNL MHC Index closed at 3,516.6 on August 31, 2007, an increase of 4.1% from one year ago and a decrease of 9.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP Financial, LC.

Page 4.16

The market for recent conversions has pulled back along with the thrift sector in general, with fewer offerings being oversubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, two standard conversions, one second-step conversion and three mutual holding company offerings were completed during the past three months. The standard conversion offerings are considered to be more relevant for purposes of our analysis. One of the standard conversion offerings were closed at the top of the super range and one was closed between the maximum and supermaximum of the valuation range. Of the two standard conversion offerings, Louisiana Bancorp’s offering was considered to be more comparable to the Company’s offering. Quaint Oak Bancorp is a significantly smaller institution than Cape Bancorp, and the offering totaled only $13.9 million. Louisiana Bancorp had pre-conversion assets of $216 million and raised gross proceeds of $63.5 million. Louisiana Bancorp’s closing pro forma price/tangible book ratio equaled 75.5%, and Louisiana Bancorp’s stock price increased 9.5% in the first day of trading, by 4.0% after the first week of trading, and closed 8.6% above the IPO price as of August 31, 2007.

Shown in Table 4.3 are the current pricing ratios for the two companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. One of the offerings was a second-step conversions (Abington Bancorp), thereby placing an upward bias on the P/TB ratio compared to the standard conversion offering (Louisiana Bancorp). The current average P/TB ratio of the publicly-traded recent conversions equaled 88.98%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Cape Bancorp’s stock price of recently completed and pending acquisitions of other savings institutions operating in New Jersey. As shown in Exhibit IV-4, there were four New Jersey thrift acquisitions completed between the beginning of 2003 through year-to-date 2007 and there is currently one acquisition pending of a New Jersey savings institutions (merger data excludes mutual mergers).

RP® Financial, LC.

Page 4.17

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases				Initial Dividend Yield
			Financial Info.		Asset Quality								% Off Incl. Fdn.
													Benefit Plans
Institution	Conver. Date	Ticker		Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog Plans	Stk Option	Mgmt. & Dirs.
			Assets
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	$216	13.74%	0.12%	852%	$63.5	100%	120%	2.3%	N.A.	N.A.	8.0%	4.0%	10.0%	3.4%	0.00%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	$61	7.96%	1.46%	64%	$13.9	100%	132%	4.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.1%	0.00%
Averages - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%
Medians - Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%
Averages - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%
Medians - Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%

Mutual Holding Company Conversions
FSB Community Bncshrs, Inc., NY*	8/15/07	FSBC-OTCBB	$151	9.05%	0.03%	700%	$8.4	47%	85%	10.2%	N.A.	N.A.	8.3%	4.2%	10.4%	3.2%	0.00%
Beneficial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	$3,483	11.44%	0.50%	207%	$236.1	44%	132%	1.3%	C/S	500K/4.02%	8.8%	4.4%	11.1%	1.3%	0.00%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	$124	7.04%	0.39%	167%	$10.7	45%	132%	6.5%	N.A.	N.A.	8.7%	4.4%	10.9%	4.2%	0.00%

Averages - Mutual Holding Company Conversions:			$1,253	9.18%	0.31%	358%	$85.1	45%	117%	6.0%	NA	NA	8.6%	4.3%	10.8%	2.9%	0.00%
Medians - Mutual Holding Company Conversions:			$151	9.05%	0.39%	207%	$10.7	45%	132%	6.5%	NA	NA	8.7%	4.4%	10.9%	3.2%	0.00%

Averages - All Conversions:			$831	10.23%	0.46%	343%	$78.7	66%	115%	4.7%	NA	NA	8.2%	4.1%	10.3%	3.8%	0.25%
Medians - All Conversions:			$184	10.25%	0.32%	187%	$38.7	52%	126%	3.8%	NA	NA	8.2%	4.1%	10.2%	3.8%	0.00%

Institutional Information			Pro Forma Data						IPO Price	Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
										First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 8/31/07	% Change
Institution	Conver. Date	Ticker		Core P/E	P/A	Core ROA	TE/A	Core ROE
			P/TB
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA	7/10/07	LABC-NASDAQ	75.5%	31.5x	23.5%	0.7%	31.1%	2.4%	$10.00	$10.95	9.5%	$10.40	4.0%	$10.91	9.1%	$10.86	8.6%
Quaint Oak Bancorp, Inc., PA*(1)	7/5/07	QNTO-OTCBB	84.1%	20.3x	19.1%	0.9%	22.3%	4.2%	$10.00	$9.80	-2.0%	$9.30	-7.0%	$8.90	-11.0%	$9.00	-10.0%
Averages - Standard Conversions:			79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00	$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.93	-0.7%
Medians - Standard Conversions:			79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00	$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.93	-0.7%

Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.25	-7.5%	$9.59	-4.1%
Averages - Second Step Conversions:			102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.25	-7.5%	$9.59	-4.1%
Medians - Second Step Conversions:			102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.25	-7.5%	$9.59	-4.1%

Mutual Holding Company Conversions
FSB Community Bncshrs, Inc., NY*	8/15/07	FSBC-OTCBB	88.5%	166.7x	11.3%	0.1%	12.8%	0.6%	$10.00	$10.00	0.0%	$10.00	0.0%	$8.75	-12.5%	$8.75	-12.5%
Beneficial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	97.6%	44.9x	20.2%	0.3%	12.2%	2.0%	$10.00	$9.21	-7.9%	$9.38	-6.2%	$8.70	-13.0%	$9.50	-5.0%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	82.6%	23.9x	16.6%	0.7%	13.1%	4.9%	$10.00	$10.00	0.0%	$10.00	0.0%	$8.75	-12.5%	$8.25	-17.5%

Averages - Mutual Holding Company Conversions:			89.5%	78.5x	16.0%	0.3%	12.7%	2.5%	$10.00	$9.74	-2.6%	$9.79	-2.1%	$8.73	-12.7%	$8.83	-11.7%
Medians - Mutual Holding Company Conversions:			88.5%	44.9x	16.6%	0.3%	12.8%	2.0%	$10.00	$10.00	0.0%	$10.00	0.0%	$8.75	-12.5%	$8.75	-12.5%

Averages - All Conversions:			88.5%	52.4x	18.9%	0.6%	18.9%	3.0%	$10.00	$9.93	-0.7%	$9.82	-1.8%	$9.21	-7.9%	$9.33	-6.8%
Medians - All Conversions:			86.3%	29.4x	19.7%	0.7%	17.6%	3.1%	$10.00	$9.90	-1.0%	$9.92	-0.8%	$8.83	-11.8%	$9.25	-7.5%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

August 31, 2007

RP® Financial, LC.

Page 4.18

Table 4.3

Market Pricing Comparatives

Prices As of August 31, 2007

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/ Share(1)	Market Value	12 Month EPS(2)	Value/ Share	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/Core							ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$16.62	$412.92	$0.74	$13.46	19.98x	130.64%	16.46%	149.42%	20.74x	$0.41	2.34%	35.99%	$3,139	12.57%	0.60%	0.53%	5.04%	0.48%	4.70%
Special Selection Grouping (8)		$10.23	$151.74	$0.29	$11.62	36.15x	88.98%	23.90%	88.98%	36.15x	$0.09	0.94%	36.00%	$660	27.17%	0.26%	0.70%	3.40%	0.70%	3.40%

Special Comparative Group (8)
ABBC	Abington Bancorp, Inc. of PA	$9.59	$234.57	$0.25	$9.99	38.36x	96.00%	22.34%	96.00%	38.36x	$0.18	1.88%	72.00%	$1,050	23.27%	0.26%	0.65%	4.38%	0.65%	4.38%
LABC	Louisiana Bancorp, Inc. of LA	$10.86	$68.92	$0.32	$13.25	33.94x	81.96%	25.47%	81.96%	33.94x	$0.00	0.00%	0.00%	$271	31.07%	NA	0.75%	2.42%	0.75%	2.42%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes Converted Last 3 Months (no MHC).

Source:	Corporate reports, offering circulars, and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP Financial, LC.

Page 4.19

The recent acquisition activity involving New Jersey savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Cape Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Cape Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market including the new issue market for conversions and the acquisition market. We placed the greatest weight for this adjustment on the significant sell-off in financial stocks in the months leading up to the valuation date and the aftermarket trading results of recent conversion transactions where most of the recent offerings are currently trading below their IPO prices. For these reasons, we applied a moderate downward adjustment in the valuation to for the marketing of the issue factor.

8.	Management

Cape Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. The directors and staff that will be added through the acquisition of Boardwalk Bancorp will serve to strengthen personnel depth and expertise. Immediately following the acquisition of Boardwalk Bancorp, three members of Boardwalk Bancorp’s Board of Directors will be appointed to the Company’s Board of Directors. The composition of the Company’s executive management will also change immediately following the acquisition of Boardwalk Bancorp as Boardwalk Bancorp’s chief lending officer will become the chief lending officer of the combined institution. Exhibit IV-5 provides summary resumes of Cape Bancorp’s Board of Directors and senior management following the conversion and acquisition of Boardwalk Bancorp. The Company’s recent operating results provide evidence of a well-managed institution that has been successful in the implementation of its business plan. There appears to be a well-defined organizational structure for the merged entity.

RP Financial, LC.

Page 4.20

Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated savings and loan holding company, Cape Bancorp will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4

Cape Bancorp, Inc.

Valuation Adjustments

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Sight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

RP Financial, LC.

Page 4.21

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS, and utilized by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Cape Bancorp’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds and the acquisition of Boardwalk Bancorp. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Cape Bancorp’s prospectus for offering expenses, reinvestment rate, effective tax rate, purchase accounting adjustments for the acquisition and mergers, the establishment of the foundation and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high

RP Financial, LC.

Page 4.22

P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of August 31, 2007, the aggregate pro forma market value of Cape Bancorp’s conversion stock, including the stock to-be-issued for the acquisition of Boardwalk and issued to the Foundation, was $147,834,240 at the midpoint, equal to 14,783,424 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings, including the estimated pro forma earnings impact of the acquisition of Boardwalk Bancorp, equaled $4.375 million for the twelve months ended June 30, 2007. In deriving Cape Bancorp’s estimated core earnings for purposes of the valuation, the adjustments made to reported earnings were to eliminate net losses on an other than temporary impairment of investments ($1,524,000) and gains on the sale of loans, securities and other assets ($934,000). As shown below, on a tax-effected basis, the Company’s core earnings were determined to equal $4.836 million for the twelve months ended June 30, 2007. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

RP Financial, LC.

Page 4.23

Table 4.5
Cape Bancorp, Inc.
Core Earnings Estimate

Amount(1)
($000)
Net income - pro forma combined	$4,375
Add: Net losses on other than temporary impairment	1,198
Subtract: Other non-operating gains on sale	(737)

Core earnings estimate	$4,836

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $147.8 million midpoint value equaled 33.70 times and 30.49 times, respectively, indicating premiums of 80.41% and 43.28% relative to the Peer Group’s average reported and core earnings multiples of 18.68 times and 21.28 times, respectively (see Table 4.6). In comparison to the Peer Group’s median reported and core earnings multiples of 17.05 times and 21.05 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 97.65% and 44.85%, respectively. The Company’s pro forma P/E and P/CE ratios based on reported and core earnings at the super maximum are 38.31 times and 34.88 times, respectively.

3. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value taking into account the estimated pro forma impact of the Boardwalk Bancorp acquisition. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $147.8 million midpoint valuation, Cape Bancorp’s pro forma P/B and P/TB ratios equaled 76.17% and 107.20%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 118.68% and 146.45%, the Company’s ratios reflected discounts of 35.82% and 26.80%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 110.33% and 141.99%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 30.96% and 24.50%, respectively. The Company’s pro forma P/B and P/TB ratios at the super maximum equaled 81.51% and 109.40%, respectively.

RP® Financial, LC.

Page 4.24

Table 4.6
Public Market Pricing
Cape Bancorp, Inc. of NJ and the Comparables
As of August 31, 2007

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/ Share(1)	Market Value	12 Month EPS(2)	Value/ Share	Pricing Ratios(3)					Amount/ Share		Payout Ratio(5)	Total Assets	Equity/ Assets	NPAs/ Assets	Reported		Core		Offering Size
						P/E	P/B	P/A	P/TB	P/Core		Yield					ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Cape Bancorp, Inc. of NJ
Superrange		$10.00	$179.58	$0.29	$12.27	38.31x	81.51%	15.41%	109.40%	34.88x	$0.00	0.00%	0.00%	$1,166	18.90%	0.37%	0.40%	2.13%	0.44%	2.34%	121.70
Maximum		$10.00	$162.60	$0.31	$12.69	35.92x	78.82%	14.12%	108.32%	32.60x	$0.00	0.00%	0.00%	$1,151	17.91%	0.38%	0.39%	2.19%	0.43%	2.42%	105.80
Midpoint		$10.00	$147.83	$0.33	$13.13	33.70x	76.17%	12.98%	107.20%	30.49x	$0.00	0.00%	0.00%	$1,139	17.04%	0.38%	0.39%	2.26%	0.43%	2.50%	92.00
Minimum		$10.00	$133.07	$0.35	$13.67	31.33x	73.16%	11.81%	105.86%	28.26x	$0.00	0.00%	0.00%	$1,127	16.14%	0.39%	0.38%	2.34%	0.42%	2.59%	78.20

All Public Companies(7)
Averages		$16.62	$412.92	$0.74	$13.46	19.98x	130.64%	16.46%	149.42%	20.74x	$0.41	2.34%	35.99%	$3,139	12.57%	0.60%	0.53%	5.04%	0.48%	4.70%
Medians		$14.14	$91.89	$0.48	$11.55	17.89x	120.79%	13.46%	136.61%	19.09x	$0.34	2.39%	40.68%	$778	10.67%	0.37%	0.55%	4.54%	0.54%	4.58%

All Non-MHC State of NJ(7)
Averages		$15.56	$1,814.67	$0.62	$11.10	21.33x	144.77%	17.22%	166.70%	22.78x	$0.53	3.22%	63.06%	$9,804	12.59%	0.44%	0.53%	3.94%	0.60%	5.39%
Medians		$16.80	$216.32	$0.71	$10.04	21.00x	153.39%	17.32%	168.48%	23.70x	$0.44	2.62%	31.31%	$1,978	11.72%	0.38%	0.79%	4.97%	0.77%	5.77%

Comparable Group Averages
Averages		$16.01	$202.74	$0.79	$13.83	18.68x	118.68%	12.32%	146.45%	21.28x	$0.51	3.02%	39.14%	$1,447	10.56%	0.45%	0.48%	4.83%	0.52%	5.49%
Medians		$15.42	$99.13	$0.73	$13.24	17.05x	110.33%	11.91%	141.99%	21.05x	$0.51	3.23%	45.20%	$753	9.60%	0.46%	0.50%	4.75%	0.50%	5.55%

Comparable Group
ABNJ	American Bancorp of NJ	$11.10	$138.41	$0.07	$8.50	NM	130.59%	24.62%	130.59%	NM	$0.16	1.44%	NM	$562	18.85%	NA	0.19%	0.86%	0.16%	0.75%
BFBC	Benjamin Franklin Bancorp Inc. of MA	$13.38	$108.19	$0.59	$13.28	29.73	100.75%	12.07%	152.91%	22.68x	$0.24	1.79%	40.68%	$896	11.98%	0.33%	0.40%	3.35%	0.53%	4.39%
FSBI	Fidelity Bancorp, Inc. of PA	$16.00	$47.84	$1.17	$15.36	11.43	104.17%	6.58%	110.73%	13.68x	$0.56	3.50%	47.86%	$727	6.32%	NA	0.57%	9.38%	0.48%	7.84%
FKFS	First Keystone Financial, Inc. of PA	$12.90	$31.37	$0.35	$14.00	NM	92.14%	5.98%	92.14%	36.86x	$0.00	0.00%	0.00%	$525	6.49%	0.49%	0.13%	2.14%	0.16%	2.68%
HARL	Harleysville Savings Fin. Corp. of PA	$14.83	$57.13	$0.84	$12.73	17.05	116.50%	7.34%	116.50%	17.65x	$0.68	4.59%	NM	$778	6.30%	0.06%	0.44%	6.88%	0.42%	6.64%
OCFC	OceanFirst Financial Corp. of NJ	$17.56	$216.32	$0.74	$10.04	NM	174.90%	10.94%	174.90%	23.73x	$0.80	4.56%	NM	$1,978	6.25%	0.92%	-0.08%	-1.32%	0.44%	6.99%
PBCI	Pamrapo Bancorp, Inc. of NJ	$18.10	$90.07	$1.07	$11.80	16.16	153.39%	14.15%	153.39%	16.92x	$0.92	5.08%	NM	$636	9.23%	0.60%	0.87%	9.43%	0.83%	9.01%
PFS	Provident Financial Serv. Inc. of NJ	$16.80	$1,065.94	$0.71	$16.40	21	102.44%	17.32%	206.13%	23.66x	$0.44	2.62%	61.97%	$6,155	16.91%	0.15%	0.87%	4.97%	0.77%	4.41%
THRD	TF Financial Corp. of Newtown PA	$27.05	$78.04	$1.77	$22.95	14.7	117.86%	11.75%	126.58%	15.28x	$0.80	2.96%	45.20%	$664	9.97%	0.42%	0.80%	8.10%	0.77%	7.79%
WFBC	Willow Financial Bancorp Inc. of PA	$12.42	$194.07	$0.59	$13.20	20.7	94.09%	12.49%	200.65%	21.05x	$0.46	3.70%	NM	$1,553	13.28%	0.59%	0.60%	4.53%	0.59%	4.45%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP Financial, LC.

Page 4.25

RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the comparatively lower pro forma return on equity resulting from the Company’s lower pro forma earnings and higher pro forma capital position and the resulting pricing ratios under the earnings and assets approaches.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base taking into account the estimated pro forma impact of the Boardwalk Bancorp acquisition and conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, Cape Bancorp’s value equaled 12.98% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.32%, which implies a premium of 5.36% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.91%, the Company’s pro forma P/A ratio at the midpoint value indicated a premium of 8.98%. The Bank’s P/A ratio at the super maximum equaled 15.41%.

Comparison to Recent Conversions

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two standard conversion offerings have been completed within the past three months. In comparison to the average closing pro forma price/tangible book ratio of 79.8% for the two recent standard conversion offerings, the Company’s P/TB ratio of 107.2% at the midpoint value reflects an implied premium of 34.3%. The average current P/TB ratio for the two recent standard conversions offered, based on its closings stock price as of August 31, 2007, equaled 89.0%. In comparison to average current P/TB ratio for the recent standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied premium of 20.5%.

RP Financial, LC.

Page 4.26

Valuation Conclusion

It is our opinion that, as of August 31, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion – including: (1) the $101.0 million cash and stock acquisition of Boardwalk Bancorp, including the 4,939,424 merger shares issued to Boardwalk Bancorp’s shareholders and (2) the 644,000 shares of common stock contributed to the Foundation – was $147,834,240 at the midpoint, equal to 14,783,424 shares at a per share value of $10.00.

Based on the foregoing valuation, the corresponding range of shares and values are as follows:

	Offering Shares	Merger Shares	Foundation Shares	Total Shares

Shares
Super maximum	12,167,000	4,939,424	851,690	17,958,114	(1)
Maximum	10,580,000	4,939,424	740,600	16,260,024
Midpoint	9,200,000	4,939,424	644,000	14,783,424
Minimum	7,820,000	4,939,424	547,400	13,306,824

Market Value
Super maximum	$121,670,000	$49,394,240	$8,516,900	$179,581,140	(1)
Maximum	105,800,000	49,394,240	7,406,000	162,600,240
Midpoint	92,000,000	49,394,240	6,440,000	147,834,240
Minimum	78,200,000	49,394,240	5,474,000	133,068,240

(1)	Under certain circumstances, if the outstanding options to purchase shares of Boardwalk Bancorp are executed prior to closing, pursuant to the merger agreement, up to 5,423,094 shares could be issued in the merger. Combined with the offering shares and foundation shares at the supermaximum, the total shares resulting from the transaction could be increased to 18,441,784 shares and the pro forma market value would be $184,417,840. This increased number of shares and market value is not inconsistent with the valuation conclusion.